EXHIBIT 2.1

Execution Copy

AGREEMENT AND PLAN OF MERGER

by and between

NATIONAL CITY CORPORATION

and

MAF BANCORP, INC.

dated as of April 30, 2007

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of April 30, 2007 (this “Agreement”), is made by and between NATIONAL CITY CORPORATION, a Delaware corporation (“National City”), and MAF BANCORP, INC., a Delaware corporation (“MAF”). National City and MAF are sometimes referred to herein collectively, as “Parties”, and each, as a “Party”.

RECITALS

A.   Upon the terms and subject to the conditions set forth in this Agreement, the Parties intend to effect a merger of MAF with and into National City (the “Merger”), with National City the surviving corporation (the “Surviving Corporation”).

B.    The respective boards of directors of National City and MAF have each determined that the Merger and the other transactions contemplated hereby are in the best interest of their respective stockholders, and therefore, have approved the Merger, this Agreement, the plan of merger in this Agreement and the consummation of the transactions contemplated hereby.

C.    For Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement be and hereby is adopted as a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and agreements contained herein, the Parties hereby agree as follows:

I.  DEFINITIONS; INTERPRETATION

1.1   Certain Defined Terms. As used in this Agreement, in addition to the terms defined elsewhere herein, the following terms shall have the following meanings ascribed to them in this Section 1.1:

“Action” means any claim, action, suit, arbitration, inquiry, hearing, investigation or proceeding by or before any Governmental Authority.

“Affiliate” means, when used with reference to a specified Person, another Person that, either directly or indirectly, through one or more intermediaries, Controls, is controlled by, or is under common control with, the Person specified.

“Associate” has the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

“Average National City Stock Price” means the average of the per share closing prices of the National City Common Stock on the New York Stock Exchange (as reported by The Wall Street Journal (Mid-West Edition)) for the twenty (20) trading day period ending on the trading day immediately preceding, but not including, the Federal Approval Date (the “Twenty Day

Period”) (for the sake of clarity, such twentieth (20th) trading day shall be considered the last full trading day included within the valuation period). The Average National City Stock Price shall be calculated to the nearest one hundredth of one cent.

“BHC Act” means the Bank Holding Company Act of 1956, as amended.

“Business Day” means any day that is not a Saturday, a Sunday or other day that The Federal Reserve Bank of Cleveland is closed.

“Claim” means a claim, demand, assessment, Governmental Order, Action or settlement involving an Indemnifiable Loss.

“Confidentiality Agreements” means the letter agreement dated November 21, 2006, between the Parties regarding the use of confidential information of MAF and the letter agreement dated April 4, 2007, between the Parties regarding the use of confidential information of National City.

“Control” (including the term “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise.

“DGCL” means the General Corporation Law of the State of Delaware.

“Disclosure Letters” means the MAF Disclosure Letter and the National City Disclosure Letter, collectively.

“Domain Names” means Internet electronic addresses, uniform resource locators and alpha-numeric designations associated therewith registered with or assigned by any domain name registrar, domain name registry or other domain name registration authority as part of an electronic address on the Internet and all applications for any of the foregoing.

“DSUs” means deferred stock units outstanding under the MAF Deferred Compensation Plans.

“Environmental Law” means any Law relating to (i) the health, protection, preservation, containment or restoration of the environment including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, wetlands, plant and animal life or any other natural resource, conservation, and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances. The term Environmental Law includes, without limitation, (x) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Section 9601, et seq.; the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. 9601(2)(D); the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. Section 7401, et seq.; the Federal Water Pollution Control Act, as amended by the Clean Water Act, 33 U.S.C. Section 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. Section 9601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. Section 11001, et

seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f, et seq.; and all comparable state and local Laws respecting the interpretation or enforcement of same and (y) any common law (including without limitation common law that may impose strict liability) that may impose liability for injuries or damages due to the release of any Hazardous Substance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended through the date hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended through the date hereof and the rules and regulations promulgated thereunder.

“Exchange Ratio” means the quotient of (i) $56.00 divided by (ii) the Average National City Stock Price; provided, however, that:

(a) if, and only if, both (1) the Final Index Price is less than the product of .80 multiplied by the Initial Index Price, and (2) the Average National City Stock Price is less than the product of .80 multiplied by the Initial National City Stock Price, then the Exchange Ratio shall be equal to $56.00 divided by the product of .80 multiplied by the Initial National City Stock Price (“Fixed Ratio Provision”); or

(b) if, and only if, (1) the Final Index Price is less than the product of .80 multiplied by the Initial Index Price, (2) the Average National City Stock Price is less than the product of .80 multiplied by the Initial National City Stock Price, and (3) the MAF Value Per Share is less than $49.00 (based on a Exchange Ratio calculated in accordance with the Fixed Ratio Provision), then the Exchange Ratio shall be adjusted so that it is equal to the quotient of (A) $49.00 divided by (B) the Average National City Stock Price (the “Fill-Up Provision”).

The Exchange Ratio shall be calculated to the nearest ten thousandth.

“Federal Approval Date” means the day the FRB issues an order approving consummation of the Merger.

“Final Index Price” shall mean the average of the value of the Index as of the close of trading on each of the trading days as reported by Bloomberg L.P. or such other recognized electronic source during the Twenty Day Period.

“FRB” means the Federal Reserve Board.

“Governmental Authority” means (i) any United States federal, state or local government, governmental, regulatory or administrative authority, agency, panel, instrumentality, political subdivision, branch, department, official, entity or commission, (ii) any court, tribunal, or judicial or arbitral or mediation body, or (iii) governmental or quasi-governmental body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature pertaining to government.

“Governmental Order” means (i) any order, writ, judgment, ruling, injunction, decree, stipulation, determination, directive or award entered by or with any Governmental Authority, (ii) any written agreement or memorandum of understanding with a Governmental Authority, (iii) any commitment letter or board resolution to a Governmental Authority, or (iv) any extraordinary supervisory letter from a Governmental Authority.

“Hazardous Substance” means (i) any hazardous wastes, toxic chemicals, materials, substances or wastes as defined by or regulated by any Environmental Law; (ii) any “oil,” as defined by the Clean Water Act, as amended from time to time, and regulations promulgated thereunder (including crude oil or any fraction thereof and any petroleum products or derivatives thereof); (iii) any substance, the presence of which is prohibited, regulated or controlled by any applicable Laws now in force or hereafter enacted relating to waste disposal or environmental protection with respect to the exposure to, or manufacture, possession, presence, use, generation, storage, transportation, treatment, release, emission, discharge, disposal, abatement, cleanup, removal, remediation or handling of any such substance; (iv) any asbestos or asbestos-containing materials, polychlorinated biphenyls (PCBs) in the form of electrical equipment, fluorescent light fixtures with ballasts, cooling oils or any other form, urea formaldehyde, atmospheric radon; (v) any solid, liquid, gaseous or thermal irritant or contaminant, such as smoke, vapor, soot, fumes, alkalis, acids, chemicals, pesticides, herbicides, sewage, industrial sludge or other similar wastes; (vi) industrial, nuclear or medical by-products; (vi) any lead based paint or coating; and (viii) any underground storage tank(s).

“HOLA” means the Home Owners’ Loan Act of 1933, as amended.

“Indemnifiable Loss” means any and all costs, damages, disbursements, obligations, penalties, liabilities, losses, expenses, assessments, judgments, settlements or deficiencies (including any interest, penalties, investigation, legal, accounting and other costs and expenses reasonably incurred in the investigation, collection, prosecution and defense of any Action and amounts paid in settlement), actually paid or incurred by a D&O Indemnitee, as applicable.

“Index” shall mean the KBW Bank Index (as published by Bloomberg L.P. as the “BKX Index”).

“Initial National City Stock Price” shall mean $36.90.

“Initial Index Price” shall mean $114.78.

“Intellectual Property” means any and all patents and patent applications; trademarks, service marks, trade names, brand names, trade dress, slogans, logos and Domain Names, and the goodwill associated with any of the foregoing; inventions (whether patentable or not), industrial designs, discoveries, improvements, ideas, designs, models, formulae, patterns, compilations, data collections, drawings, blueprints, mask works, devices, methods, business methods, techniques, processes, know-how, proprietary information, customer lists, software, technical information and trade secrets; copyrights, copyrightable works, and rights in databases and data collections; economic rights of authors and inventors; other intellectual or industrial property rights and foreign equivalent or counterpart rights and forms of protection of a similar or analogous nature to any of the foregoing or having similar effect in any jurisdiction throughout the world; and registrations and applications for registration of any of the foregoing, including any renewals, extensions, continuations (in whole or in part), divisionals, re-examinations or reissues or equivalent or counterpart thereof; and all documentation and embodiments of the foregoing.

“IRS” means the United States Internal Revenue Service.

“Knowledge of MAF” means the actual knowledge, after reasonable due inquiry, of the Persons identified in Section 1.1 of the MAF Disclosure Letter.

“Knowledge of National City” means the actual knowledge, after reasonable due inquiry, of the Persons identified in Section 1.1 of the National City Disclosure Letter.

“Law” means any United States federal, state, local statute, law, ordinance, regulation, rule, code, Governmental Order, license, permit, authorization, approval, consent, agreement, or requirement enacted, adopted, issued or promulgated by any Governmental Authority.

“Lien” means any security interest, pledge, mortgage, lien, charge, hypothecation, option to purchase or lease or otherwise acquire any interest, conditional sales agreement, adverse claim of ownership or use, title defect, easement, right of way or other encumbrance of any kind, other than those arising by reason of restrictions on transfers under federal, state and foreign securities Laws.

“Loan Portfolio Properties, Trust Properties and Other Properties” means any real property, interest in real property, improvements, appurtenances, rights and personal property attendant thereto, which is owned, leased as a landlord or a tenant, licensed as a licensor or licensee, managed or operated or upon which is held a mortgage, deed of trust, deed to secure debt or other security interest by MAF or any MAF Subsidiary whether directly, as an agent, as trustee or other fiduciary or otherwise.

“MAF Common Stock” means the common stock, par value $0.01 per share, of MAF.

“MAF Disclosure Letter” means a letter delivered by MAF to National City on or before the execution and delivery of this Agreement setting forth, among other things, items the disclosure of which is required under this Agreement, either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more of the representations, warranties or covenants of MAF contained in this Agreement. The MAF Disclosure Letter is arranged in a format in which the disclosures made therein are arranged in paragraphs or sections corresponding to the numbered and lettered sections and subsections of this Agreement, however, the matters expressly disclosed in the MAF Disclosure Letter shall not be specifically limited to the corresponding representation, warranty or covenant to which such disclosure paragraph or section relates. The inclusion of any matter in the MAF Disclosure Letter shall not be deemed an admission or otherwise to imply that any such matter is material for purposes of this Agreement or any other reason.

“Material Adverse Effect” means, with respect to a Party, any event, occurrence or effect that (i) has a material negative impact on the financial condition, business or results of operations of the Party and its Subsidiaries, taken as a whole, or (ii) would materially impair the ability of the Party to perform its obligations under this Agreement or to consummate the transactions contemplated hereby on a timely basis; provided, however, that in determining whether a Material Adverse Effect has occurred, there shall be excluded (with respect to each of clause (A), (B), (C) or (D), to the extent that the effect of a change on it is not materially different than the U.S. banking or financial services organizations identified in Section 1.1 of the National City Disclosure Letter) any effect to the extent attributable to or resulting from (A) any changes in Laws or interpretations of Laws generally affecting U.S. banking or financial services organizations, (B) any change in U.S. GAAP or regulatory accounting requirements, generally affecting U.S. banking or financial services organizations, but not uniquely relating to the Party, (C) events, conditions or trends in economic, business or financial conditions generally or affecting U.S. banking or financial services organizations specifically (including changes in interest rates and changes in the markets for securities), (D) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (E) actions or omissions of the Party taken pursuant to Section 6.2(f) and (j) and Section 6.5(g) of this Agreement or with the prior written consent of the other Party in contemplation of the transactions contemplated hereby, (F) events, facts or circumstances described in Section 4.22 of the National City Disclosure Letter and Section 5.31 of the MAF Disclosure Letter and (G) the announcement of this Agreement or the transactions contemplated hereby.

“MAF Bank” means MAF Bank, fsb, a federally chartered savings bank and a wholly-owned Subsidiary of MAF.

“MAF Value Per Share” means the product of the Exchange Ratio (prior to giving effect to clause (b) in the definition of Exchange Ratio above) multiplied by the Average National City Stock Price.

“National City Common Stock” means the common stock, par value $4.00 per share, of National City.

“National City Disclosure Letter” means a letter delivered by National City to MAF on or before the execution and delivery of this Agreement setting forth, among other things, items the disclosure of which is required under this Agreement, either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more of the representations, warranties or covenants of National City contained in this Agreement. The National City Disclosure Letter is arranged in a format in which the disclosures made therein are arranged in paragraphs or sections corresponding to the numbered and lettered sections and subsections of this Agreement, however, the matters expressly disclosed in the National City Disclosure Letter shall not be specifically limited to the corresponding representation, warranty or covenant to which such disclosure paragraph or section relates. The inclusion of any matter in the National City Disclosure Letter shall not be deemed an admission or otherwise to imply that any such matter is material for purposes of this Agreement or any other reason.

“OTS” means the Office of Thrift Supervision.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Real Property Encumbrances” means taxes and assessments, both general and special, which are a Lien but not yet due and payable, zoning and land use restrictions arising under applicable Law, easements and other matters of record that do not adversely affect the current use or value of the Owned Real Property.

“Person” is to be interpreted broadly to include any Governmental Authority, bank, savings association, joint-stock company, individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

“RSUs” means restricted stock units under a MAF Option Plan.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder.

“SEC” means the United States Securities and Exchange Commission.

“Secretary of State of Delaware” means the Secretary of State for the State of Delaware.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, fifty percent (50%) or more of the equity interests of which) or is owned directly or indirectly by such first Person or by another subsidiary of such first Person.

“Significant Subsidiary” has the meaning ascribed to that term in Rule 1-02 of Regulation S-X promulgated by the SEC.

“Tax” or “Taxes” means any and all federal, state, local, or foreign income, payroll, withholding tax, gross receipts, assessments, charges, license, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), capital stock, franchise, profits, real property, personal property, sales, use, transfer, registration, value added, alternative or add on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes (including, without limitation, returns for estimated and withholding Taxes), including any schedule or attachment thereto, and including any amendment thereof.

“U.S. GAAP” means United States generally accepted accounting principles and practices as in effect at the date of the financial statement to which it refers, applied consistently by a Person in the preparation of such financial statements throughout the periods involved.

1.2   Other Terms. The following terms shall have the meanings defined in the Preamble, Recital or Section indicated.

Acquisition Transactions	6.1
Agreement	Preamble
Benefit Agreements	4.10
BSA	4.13(b)
Closing	7.1
Closing Date	7.1
Code	Recital C
Consents	8.1(c)
Continuing Employee	6.5(b)
Converted Option	3.2(a)
Converted RSU	3.2(b)
Covered Parties	6.9(b)
CRA	4.13(b)
D&O Indemnitees	6.9(a)
Delaware Certificate of Merger	2.1(b)
DPC Shares	3.1(a)
Effective Time	2.1(b)
Eligible Plans	6.5(d)
ESOP	5.9(g)
Exchange Agent	3.3(a)
FDIA	4.14
Information Request	6.18(a)
Insurance Expense Cap	6.9(c)
Insurance Policies	6.9(c)
KBW	5.15
Lease Agreement	5.25(a)
Leased Premises	5.25(a)
Letter of Transmittal	3.3(c)
MAF	Preamble
MAF Contract	5.10
MAF Employee Plans	5.9(a)
MAF Insiders	6.19
MAF Meeting	6.14
MAF Non-Qualified Plans	5.9(f)
MAF Option	3.2(a)
MAF Option Plans	3.2(a)
MAF Preferred Stock	5.3
MAF Reports	5.7(a)
MAF Subsidiary	5.4
MAF Unaudited Interim Financial Information	5.7(b)

Material Breach Notice	6.18(a)
Merger Consideration	3.1(a)
Merger	Recital A
Monthly Financial Information	6.2(h)
National City	Preamble
National City Contract	4.10
National City Employee Plans	4.9(a)
National City Options	4.3
National City Option Plan	4.3
National City Reports	4.7(a)
National City Significant Subsidiary	4.4
National City Subsidiary	4.4
National City Unaudited Interim Financial Information	4.7(b)
New Certificate	3.3(c)
Notification Period	6.18(b)
Old Certificates	3.3(a)
Optionee	5.3
Outside Termination Date	9.1(b)
Owned Real Property	5.25(a)
Party or Parties	Preamble
Proxy Statement	4.5
Real Estate	5.25(a)
Registration Statement	4.5
State Entities	4.6
Surviving Corporation	Recital A
Trust Account Shares	3.1(a)

1.3   Interpretation and Rules of Construction. In this Agreement, except to the extent that the context otherwise requires, (i) when a reference is made in this Agreement to the Preamble, a Recital, Article, Section, Exhibit or Schedule, such reference is to the Preamble, Recital, Article or Section of, or an Exhibit or a Schedule to, this Agreement unless otherwise indicated, (ii) the headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement, (iii) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”, (iv) the words “hereof,” “herein,” “below,” “above” or “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement, (v) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein, (vi) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms, (vii) any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law or statute as from time to time amended, modified or supplemented, including by succession of comparable successor Laws, (viii) references to a Person are also to its permitted successors and assigns, (ix) the use of “or” means “either or both” unless expressly indicated otherwise, (x) unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars, (xi) references to “the date of this Agreement” or “the date hereof” are to April 30, 2007, (xii) references to any Governmental Authority include any successor to that Governmental Authority and (xiii) references to the “transactions contemplated hereby” includes the transactions provided in this Agreement and the Exhibits or Schedules to it. The Parties acknowledge that each Party and its counsel have reviewed and revised this Agreement and that no rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall be employed in the interpretation of this Agreement (including all Schedules and Exhibits and Disclosure Letters) or any amendments, supplements or modifications hereto. No provision of this Agreement is to be construed to require, directly or indirectly, any Person to take any action, or omit to take any action, to the extent such action or omission would violate applicable Law (including statutory and common law).

II.  THE MERGER

2.1    Merger.

(a)    Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, MAF will be merged with and into National City and the separate corporate existence of MAF will thereupon terminate. National City may at any time prior to the Effective Time change the method of effecting the combination of National City and MAF (including, without limitation, the provisions of this Section 2.1), if and to the extent it deems such change to be desirable, including, without limitation, a merger of either Party with a wholly-owned Subsidiary of the other Party; provided, however, that no such change shall (i) alter or change the amount or kind of consideration to be paid to holders of shares of MAF Common Stock as provided for in this Agreement, (ii) adversely affect the tax treatment of the transaction for holders of shares of MAF Common Stock or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement. The Parties agree to reflect any such change in an appropriate amendment to this Agreement executed and delivered by the Parties.

(b)   Effective Time. Subject to the terms and conditions of this Agreement, on or before the Closing Date, provided this Agreement has not been terminated pursuant to Section 9.1 below, the Parties shall cause a certificate of merger complying with the requirements of Section 251 of the DGCL (the “Delaware Certificate of Merger”) to be filed with the Secretary of State of Delaware. The Parties will make all other filings or recordings required under the DGCL, and the Merger will become effective at the time of the later of the following events to occur: (i) the filing of the Delaware Certificate of Merger; or (ii) such later time as shall be specified in the Delaware Certificate of Merger (the “Effective Time”).

(c)   Effect of the Merger. The Merger will have the effects specified in the DGCL and other applicable Law. Without limiting the generality of the foregoing, National City will be the Surviving Corporation, and will continue its corporate existence in accordance with the DGCL, and the separate corporate existence of National City and all of its rights, privileges, powers and franchises, public as well as private, and all its debts, liabilities and duties as a corporation organized under the DGCL, will continue unaffected by the Merger.

(d)   Certificate of Incorporation and By-Laws. The certificate of incorporation and by-laws of National City in effect immediately prior to the Effective Time, shall be the certificate of incorporation and by-laws of the Surviving Corporation as of the Effective Time.

(e)   Directors and Officers.

(i)   The directors and officers of National City immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation, from and after the Effective Time, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the terms of the Surviving Corporation’s certificate of incorporation and by-laws and the DGCL.

(ii)   At or before the first meeting of the Board of Directors of National City following the Effective Time, in accordance with the by-laws of National City, the Board of Directors of National City shall, increase its size to such number as is necessary to create one vacancy and shall elect Allen H. Koranda (or, if such individual is determined prior to the Effective Time to be unable or unwilling to serve, then such other individual as may be designated by the Board of Directors of MAF and reasonably acceptable to National City) to fill such vacancy until the then next regular annual meeting of National City stockholders. In addition, National City’s Nominating and Board of Directors Governance Committee shall recommend such individual to National City’s stockholders for re-election as a director for the one year term commencing after the next regular annual meeting of the National City stockholders, so long as such recommendation will not violate National City’s Corporate Governance Guidelines or the Nominating and Board of Directors Governance Committee’s fiduciary obligations and such individual is willing to continue to serve as director and meets the director qualifications set forth in National City’s Corporate Governance Guidelines in effect at the time of such recommendation.

(f)   Additional Actions. If, at any time after the Effective Time, National City shall consider or be advised that any further deeds, assignments or assurances or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in National City its right, title or interest in, to or under any of the rights, properties or assets of National City or MAF, or (ii) otherwise carry out the purposes of this Agreement, National City and MAF and their respective officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in Law or any other acts as are necessary or desirable to (A) vest, perfect or confirm, of record or otherwise, in National City its right, title or interest in, to or under any of the rights, properties or assets of National City or MAF or (B) otherwise carry out the purposes of this Agreement, and the officers and directors of National City are authorized in the name of National City or MAF or otherwise to take any and all such action.

III.  CONSIDERATION; CONVERSION OF SHARES; EXCHANGE PROCEDURES

3.1   Consideration; Conversion of Shares.

(a)   Merger Consideration. Subject to Sections 3.1(b) and 3.1(f) below, at the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of MAF Common Stock, each share of MAF Common Stock issued and outstanding immediately prior to the Effective Time, with respect to each holder of record of such shares, will be converted into the right to receive a number of fully paid and non-assessable shares of National City Common Stock equal to the product (rounded down to the nearest whole share) of (i) the Exchange Ratio, multiplied by (ii) the number of shares of MAF Common Stock held by such holder of record (such product and the consideration provided in Section 3.1(f) below dealing with fractional shares, is referred to herein as, the “Merger Consideration”). Notwithstanding anything in this Section 3.1(a) to the contrary, at the Effective Time, by virtue of the Merger, each share of MAF Common Stock (A) beneficially owned by National City or any direct or indirect National City Subsidiary (except for any such shares held in trust accounts, managed accounts or in any similar manner as trustee or in a fiduciary or custodial capacity (“Trust Account Shares”) or acquired in satisfaction of debts previously contracted (“DPC Shares”)), and (B)  shares of MAF Common Stock held in the treasury of MAF, will be cancelled and no shares of National City Common Stock or other consideration will be issued or paid in exchange therefor.

(b)   Cancellation of Shares. At the Effective Time, the shares of MAF Common Stock will no longer be outstanding and will automatically be cancelled and will cease to exist. At and after the Effective Time, certificates that represented shares of MAF Common Stock before the Effective Time shall only represent the right to receive the Merger Consideration.

(c)   Rights of Stockholders. At the Effective Time, holders of MAF Common Stock will cease to be, and will have no rights as, stockholders of MAF, other than rights to (i) receive any then declared and unpaid dividend or other distribution with respect to such MAF Common Stock having a record date before the Effective Time and (ii) receive the Merger Consideration provided under this Article III. After the close of business on the Business Day immediately preceding the date of the Effective Time, there will be no transfers of shares of MAF Common Stock on the stock transfer books of MAF, and shares of MAF Common Stock presented to the Surviving Corporation for any reason will be canceled and exchanged in accordance with this Article III.

(d)   Anti-Dilution Adjustments. If National City changes (or the Board of Directors of National City sets a related record date that will occur before the Effective Time and after setting the Exchange Ratio for a change in) the number or kind of shares of National City Common Stock outstanding by way of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction, then the Exchange Ratio will be adjusted proportionately to account for such change.

(e)   Effect on National City Common Stock. Each share of National City Common Stock outstanding immediately prior to the Effective Time will remain outstanding.

(f)   No Fractional Shares. Notwithstanding any other provision of this Agreement to the contrary, neither certificates nor scrip for fractional shares of National City Common Stock shall be issued in the Merger. Each holder of shares of MAF Common Stock who otherwise would have been entitled to a fraction of a share of National City Common Stock shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled (after taking into account all shares of MAF Common Stock owned by such holder at the Effective Time) by the Average National City Stock Price. No such holder shall be entitled to dividends, voting rights or any other rights of a stockholder of National City in respect of any fractional share of National City Common Stock.

3.2   Conversion of Stock Options and RSU’s.

(a)   At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any outstanding option to purchase shares of MAF Common Stock granted by MAF or its predecessors pursuant to MAF’s existing stock option plans listed in Section 3.2(a) of the MAF Disclosure Letter (the “MAF Option Plans”), whether vested or unvested (each, a “MAF Option”), each MAF Option that is outstanding and unexercised immediately prior to the Effective Time shall cease to represent a right to acquire shares of MAF Common Stock and shall be converted automatically into the right to acquire shares of National City Common Stock (a “Converted Option”), on the same terms and conditions as were applicable under the terms of the MAF Option Plan under which the MAF Option was granted and the applicable award agreement thereunder, including, but not limited to, vesting, such number of shares of National City Common Stock and at such an exercise price per share determined as follows:

(i)   The number of shares of National City Common Stock subject to a Converted Option shall be equal to the product of (A) the number of shares of MAF Common Stock purchasable upon exercise of the MAF Option and (B) the Exchange Ratio, the product being rounded down to the nearest whole share; and

(ii)   The exercise price per share of National City Common Stock purchasable upon exercise of a Converted Option shall be equal to (A) the exercise price per share of MAF Common Stock under the MAF Stock Option divided by (B) the Exchange Ratio, the quotient being rounded up to the nearest cent.

As soon as practicable after the Closing Date, National City will provide each Optionee with a letter confirming the number of shares of National City Common Stock, exercise price and other relevant terms and conditions of the Converted Option.

(b)   At the Effective Time, by virtue of the Merger and without any action on the part of any holder of RSUs, all RSUs outstanding immediately prior to the Effective Time shall be converted to a number of RSUs equal to the number of RSUs held by such holder immediately prior to the Effective Time multiplied by the Exchange Ratio. At and after the Effective Time, each outstanding RSU (a “Converted RSU”) shall represent the right to receive a share of National City Common Stock in accordance with the terms of the agreements and plans applicable thereto. Upon the conversion of the RSUs of a holder to National City Common Stock, cash shall be paid in lieu of any fractional share interest of such holder.

3.3   Exchange of Certificates.

(a)   Exchange Agent. Prior to the Effective Time, National City shall designate National City Bank, or a depository or trust institution of recognized standing selected by National City and reasonably satisfactory to MAF, to act as exchange agent (the “Exchange Agent”) in connection with the Merger pursuant to an exchange agent agreement providing for, among other things, the matters set forth in this Section 3.3. Except as set forth herein, from and after the Effective Time each holder of a certificate(s) evidencing share(s) of MAF Common Stock (the “Old Certificates”) shall be entitled to receive in exchange therefor, upon surrender thereof to the Exchange Agent, the Merger Consideration for the shares of MAF Common Stock so represented by the Old Certificate surrendered by such holder thereof. The certificates representing shares of National City Common Stock that constitute the Merger Consideration shall be properly issued and countersigned and executed and authenticated, as appropriate.

(b)   Exchange Fund. As of the Effective Time, for the benefit of the holders of Old Certificates, National City shall make available to the Exchange Agent (i) the number of shares of National City Common Stock issuable to holders of Old Certificates pursuant to Section 3.1(a) above and (ii) the estimated cash payable pursuant to Section 3.1(f) above with respect to fractional shares. The Exchange Agent shall invest any deposited cash as directed by National City. Any net profit resulting from, or interest or income produced by, such investments will be payable to National City. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of National City Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the Persons entitled thereto.

(c)   Notice of Exchange. Within five (5) Business Days after its receipt of the necessary MAF shareholder information in a format compatible with the Exchange Agent’s systems, National City shall cause the Exchange Agent to mail and/or make available to each record holder of Old Certificates a notice and letter of transmittal (the “Letter of Transmittal”) advising such holder of the effectiveness of the Merger and the procedures to be used in effecting the surrender of the Old Certificate(s) for exchange. Upon surrender to the Exchange Agent of Old Certificate(s), together with a Letter of Transmittal duly executed and completed in accordance with the instructions thereon, and such other documents as may reasonably be requested, the Exchange Agent shall promptly deliver to the Person entitled thereto appropriate dividends or other distributions as provided in Section 3.3(f) below and the Merger Consideration for the shares of MAF Common Stock represented by the Old Certificate(s) surrendered by such holder thereof, and such Old Certificate(s) shall forthwith be canceled. At National City’s option, National City shall issue a certificate or evidence of shares in book entry form, representing the number of shares of National City Common Stock (a “New Certificate”) issuable to the holder of the Old Certificate(s) under this Article III

(d)   Transfer. If delivery of all or part of the Merger Consideration is to be made to a Person other than the Person in whose name a surrendered Old Certificate is registered, it shall be a condition to such delivery or exchange that the Old Certificate surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such delivery or exchange shall have paid any transfer and other Taxes required by reason of such delivery or exchange in a name other than that of the registered holder of the Old Certificate surrendered or shall have established to the reasonable satisfaction of the Exchange Agent that such Tax either has been paid or is not payable.

(e)   Right to Merger Consideration. Until surrendered and exchanged in accordance with this Section 3.3, Old Certificates shall, after the Effective Time, represent solely the right to receive in exchange therefor the Merger Consideration, together with any dividends or other distributions as provided in Section 3.3(f) below, and shall have no other rights. From and after the Effective Time, National City and the Surviving Corporation shall be entitled to treat such Old Certificates that have not yet been surrendered for exchange as evidencing the right to the ownership of the Merger Consideration into which the shares of MAF Common Stock represented by such Old Certificates may be converted, notwithstanding any failure to surrender such Old Certificates. One hundred eighty (180) days following the Effective Time, the Exchange Agent shall deliver to National City any shares of National City Common Stock and funds (including any interest received with respect thereto) that National City has made available to the Exchange Agent and which have not been disbursed to holders of Old Certificates, and thereafter such holders shall be entitled to look to National City (subject to abandoned property, escheat or other similar Laws) with respect to the Merger Consideration deliverable or payable upon due surrender of their Old Certificates, together with any dividends or other distributions as provided in Section 3.3(f) below. Neither Exchange Agent nor any Party shall be liable to any holder of shares of MAF Common Stock for any shares of National City Common Stock (or dividends, distributions or interest with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f)   Distributions with Respect to Unexchanged Certificates. Whenever a dividend or other distribution is declared by National City on shares of National City Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement, provided that no dividends or other distributions declared or made with respect to shares of National City Common Stock shall be paid to the holder of any unsurrendered Old Certificate with respect to the shares of National City Common Stock represented thereby until the holder of such Old Certificate shall surrender such Old Certificate in accordance with this Article III. Upon surrender of Old Certificate(s), there shall be paid to the record holder of the Old Certificate(s) the amount of dividends, if any, without interest, less any taxes that may have been imposed thereon with a record date after the Effective Time, which have become payable with respect to the number of whole shares of National City Common Stock represented by the Old Certificate(s). National City shall pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by MAF on MAF Common Stock in accordance with the terms of this Agreement on or prior to the Effective Time and which remain unpaid at the Effective Time.

(g)   Lost or Destroyed Exchanged Certificates. In the event that any Old Certificate shall have been lost, stolen or destroyed, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Old Certificate, upon the making of an affidavit of that fact by the holder thereof in form satisfactory to the Exchange Agent, the Merger Consideration, as may be required pursuant to this Agreement; provided, however, that the Exchange Agent may, in its sole discretion and as a condition precedent to the delivery of the Merger Consideration to which the holder of such Old Certificate is entitled as a result of the Merger, require the owner of such lost, stolen or destroyed Old Certificate to deliver a bond in such sum as it may direct as indemnity against any claim that may be made against MAF, National City or the Exchange Agent or any other party with respect to the Old Certificate alleged to have been lost, stolen or destroyed.

(h)   Rights With Respect to Unexchanged Certificates. After the Effective Time, holders of unsurrendered Old Certificates shall not have any rights as a stockholder of MAF, National City or the Surviving Corporation, including, without limitation, the right to vote at any meeting of any such entity’s stockholders.

(i)   Closing of MAF’s Transfer Books. The stock transfer books of MAF shall be closed at the close of business on the Business Day immediately preceding the date of the Effective Time. In the event of a transfer of ownership of shares of MAF Common Stock that is not registered in the transfer records of MAF, the Merger Consideration to be distributed pursuant to this Agreement may be delivered to a transferee, if an Old Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by payment of any applicable stock transfer taxes. National City and the Exchange Agent shall be entitled to rely upon the stock transfer books of MAF to establish the identity of those Persons entitled to a notice and Letter of Transmittal pursuant to Section 3.3(c) above and receive the Merger Consideration specified in this Agreement for their shares of MAF Common Stock, which books shall be conclusive with respect to the ownership of such shares. In the event of a dispute with respect to the ownership of any such shares, National City and the Exchange Agent shall be entitled to deposit any New Certificates not already delivered representing such disputed shares in escrow and thereafter be relieved with respect to any claims to such Merger Consideration.

3.4   Adjustments to Prevent Dilution. In the event that MAF changes the number of shares of MAF Common Stock, or securities convertible or exchangeable into or exercisable for shares of MAF Common Stock, issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including reverse stock split), stock dividend or distribution, recapitalization, subdivision, or similar transaction, the Merger Consideration shall be adjusted accordingly.

IV.  REPRESENTATIONS AND WARRANTIES OF NATIONAL CITY
Except as disclosed in the National City Disclosure Letter, National City hereby represents and warrants to MAF that:

4.1   Corporate Organization. National City is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and is duly qualified to do business as a foreign corporation in each jurisdiction in which its ownership or lease of property or the nature of the business conducted by it makes such qualification necessary, except for such jurisdictions in which the failure to be so qualified would not have nor reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. National City is registered as a financial holding company under the BHC Act. National City has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. National City has delivered or made available to MAF true and complete copies of its certificate of incorporation and by-laws.

4.2   Authority. National City has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly approved by the Board of Directors of National City and no other corporate proceedings on the part of National City are necessary to authorize this Agreement or to consummate the transactions so contemplated by this Agreement. This Agreement has been duly executed and delivered by, and (assuming the due authorization, execution and delivery of this Agreement by MAF) constitutes the valid and binding obligation of National City enforceable against National City in accordance with its terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought.

4.3   Capitalization. As of the date hereof, the authorized capital stock of National City consists of 1,400,000,000 shares of National City Common Stock and 5,000,000 shares of National City preferred stock. As of the close of business on April 27, 2007, (i) 582,383,655 shares of National City Common Stock were validly issued and outstanding, fully paid and nonassessable and (ii) 70,272 shares of preferred stock were issued, outstanding, fully paid and nonassessable. The exercise price per share of any outstanding options to purchase shares of National City Common Stock (“National City Options”) granted pursuant to stock option plans established by National City (a “National City Option Plan”) was determined based on the market value of such shares of National City Common Stock at the time such National City Options were granted. As of the date hereof, no National City Option (a) has a stated exercise price lower than the market value (as then defined in the respective National City Option Plan under which the National City Option was granted) for shares of the National City Common Stock on the date of grant, or (b) has a grant date “backdated.” As of the date hereof, except as set forth in this Section 4.3, pursuant to the exercise of employee stock options under National City’s various plans that authorize the issuance of stock options in effect, National City’s dividend reinvestment plan and stock grants made pursuant to National City’s various plans that authorize the issuance of stock options, restricted stock and/or stock, there are no other shares of capital stock of National City authorized, issued or outstanding and there are no outstanding subscriptions, options, warrants, rights, convertible securities or any other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of National City obligating National City to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of National City or obligating National City to grant, extend or enter into any subscription, option, warrant, right, convertible security or other similar agreement or commitment. As of the date hereof, except as provided in this Agreement, there are no voting trusts or other agreements or understandings to which National City or any National City Subsidiary is a party with respect to the voting of the capital stock of National

City. All of the shares of National City Common Stock issuable in exchange for shares of MAF Common Stock at the Effective Time in accordance with this Agreement and all of the shares of National City Common Stock issuable upon exercise of Converted Options or payment of Converted RSUs will be, when so issued, duly authorized, validly issued, fully paid and nonassessable and will not be subject to preemptive rights.

4.4   Subsidiaries. The name and state of incorporation of each Significant Subsidiary of National City (each, a “National City Significant Subsidiary”) is set forth in Section 4.4 of the National City Disclosure Letter. Each National City Significant Subsidiary is a bank, a corporation, a limited liability company or other business entity or association duly organized, validly existing and in good standing (or the local Law equivalent) under the Laws of its respective jurisdiction of incorporation or organization and is qualified to do business as a foreign corporation or foreign business entity in each jurisdiction in which its ownership or lease of property or the nature of the business conducted by it makes such qualification necessary, except for such jurisdictions in which the failure to be so qualified would not have nor reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. Each National City Significant Subsidiary has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its businesses as they are now being conducted. All outstanding shares of capital stock of each National City Significant Subsidiary are owned by National City or a Subsidiary of National City (a “National City Subsidiary”) and are validly issued, fully paid and (except pursuant to 12 USC Section 55 in the case of each national bank Subsidiary) nonassessable, are not subject to preemptive rights and are owned free and clear of all Liens. There are no outstanding subscriptions, options, warrants, rights, convertible securities or any other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of any National City Significant Subsidiary obligating any National City Significant Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold additional shares of its capital stock or obligating any National City Significant Subsidiary to grant, extend or enter into any subscription, option, warrant, right, convertible security or other similar agreement or commitment.

4.5   Information in Registration Statement and Proxy Statement. None of the information with respect to National City or any National City Subsidiary provided by National City for inclusion in (i) the registration statement to be filed with the SEC by National City on Form S-4 under the Securities Act, for the purpose of registering the shares of National City Common Stock to be issued in the Merger (the “Registration Statement”) and (ii) any proxy statement of MAF (the “Proxy Statement”) required to be mailed to MAF’s stockholders in connection with the Merger will, in the case of the Proxy Statement or any amendments or supplements thereto, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of the MAF Meeting, or, in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations promulgated thereunder.

4.6    Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by National City nor the consummation by National City of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of its certificate of incorporation or by-laws of National City, (b) violate, conflict with, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of National City or any National City Subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which National City or any National City Subsidiary is a party or to which they or any of their respective properties or assets are subject, except for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of Liens, which will not have nor reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, or (c) require any consent, approval, authorization or permit of or from, or filing with or notification to, any Governmental Authority, except (i) pursuant to the Exchange Act and the Securities Act, (ii) filing the Delaware Certificate of Merger, (iii) filings with, and approval by, the FRB, (iv) filings with, and approvals by the OTS, (v) filings with, and approvals required under securities or blue sky Laws of the various states (vi) filings with, and approvals by, state regulatory agencies (including, but not limited to, other state bank and insurance regulatory agencies) as may be required (collectively, the “State Entities”), (vii) filings and approvals pursuant to any applicable state takeover Law, or (ix) consents, approvals, authorizations, permits, filings or notifications which, if not obtained or made will not have nor reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

4.7   Reports and Financial Statements.

(a)   Since January 1, 2002, National City and each National City Subsidiary have timely filed all reports, registrations and statements, together with any required amendments thereto, that they were required to file with the SEC under Sections 12(b), 12(g), 13(a) or 14(a) of the Exchange Act, including, but not limited to, Forms 10-K, Forms 10-Q and proxy statements (the “National City Reports”). National City has delivered or made available to MAF true and complete copies of each of National City’s annual reports on Form 10-K for fiscal years 2002 through 2006. As of their respective dates, the National City Reports complied with the requirements of the Exchange Act and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstance under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of National City included in the National City Reports (i) have been prepared in accordance with U.S. GAAP applied on a consistent basis (except as may be indicated therein or in the notes thereto) and (ii) fairly present the consolidated financial position of National City and National City Subsidiaries taken as a whole as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended subject, in the case of the unaudited interim financial statements, to normal year-end adjustments and any other adjustments described therein. There exist no material liabilities of National City and its consolidated Subsidiaries, contingent or otherwise of a type required to be disclosed in accordance with U.S. GAAP as in effect as of the respective dates of such financial statements, except as disclosed in the National City Reports.

(b)   National City has delivered or made available to MAF true and complete copies of an unaudited consolidated income statement of National City for the period of January 1, 2007 through March 31, 2007 and unaudited consolidated balance sheet of National City as of March 31, 2007 (the “National City Unaudited Interim Financial Information”). The National City Unaudited Interim Financial Information (i) has been accurately derived from the books and records of National City, (ii) fairly presents, in all material respects, the financial condition and the results of operations of National City and National City Subsidiaries taken as a whole as of the respective dates and for the periods indicated, and (iii) were prepared on a basis consistent with the accounting principles and practices that National City used to prepare its periodic income and financial statements for its quarterly report on Form 10-Q for September 30, 2006, except for new accounting standards that were adopted subsequent to September 30, 2006, and prior to March 31, 2007. National City’s reserve for possible loan losses as shown in the National City Unaudited Interim Financial Information was adequate, within the meaning of U.S. GAAP and safe and sound banking practices.

4.8   Taxes. National City has delivered or made available to MAF true and correct copies of the Tax Returns filed by National City and each National City Subsidiary for each of the fiscal years that remains open, as of the date hereof, for examination or assessment of Tax. National City and each National City Subsidiary have prepared in good faith and duly and timely filed, or caused to be duly and timely filed, all Tax Returns required to be filed by them on or before the date hereof, except to the extent that all such failures to file, would not have nor reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. National City and each National City Subsidiary have paid, or have made adequate provision or set up an adequate accrual or reserve, within the meaning of U.S. GAAP, for the payment of, all Taxes, shown or required to be shown to be owing on all such Tax Returns, together with any interest, additions or penalties related to any such Taxes or to any open taxable year or period. Neither National City nor any National City Subsidiary has consented to extend the statute of limitations with respect to the assessment of any Tax. Neither National City nor any National City Subsidiary is a party to any Action, nor to the Knowledge of National City, is any such Action threatened, by any Governmental Authority in connection with the determination, assessment or collection of any Taxes, and no deficiency notices or reports have been received by National City or any National City Subsidiary in respect of any material deficiencies for any Tax.

4.9   Employee Plans.

(a)   All employee benefit, welfare, bonus, deferred compensation, pension, profit sharing, stock option, employee stock ownership, consulting, severance, or fringe benefit plans, formal or informal, written or oral, and all trust agreements related thereto, relating to any present or former directors, officers or employees of National City or any National City Subsidiary (collectively, the “National City Employee Plans”) have been maintained, operated, and administered in compliance with their terms in all material respects and currently comply, and have at all relevant times complied, in all material respects with the applicable requirements of ERISA, the Code, and any other applicable Laws.

(b)   With respect to each National City Employee Plan that is a pension plan (as defined in Section 3(2) of ERISA) (i) except for recent amendment(s) to the plans not materially affecting the qualified status of the plans (which are disclosed in, and copies of which are attached to, Section 4.9(b) of the National City Disclosure Letter), each pension plan as amended (and any trust relating thereto) intended to be a qualified plan under Section 401(a) of the Code, either (A) has been determined by the IRS to be so qualified, (B) is the subject of a pending application for such determination that was timely filed, or (C) will be submitted for such a determination prior to the end of the “remedial amendment period” within the meaning of Section 401(b) of the Code, (ii) there is no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, and no waiver of the minimum funding standards of such sections has been requested from the IRS, (iii) neither National City nor any National City Subsidiary has provided, or is required to provide, security to any pension plan pursuant to Section 401(a)(29) of the Code, (iv) no reportable event described in Section 4043 of ERISA for which the thirty (30) day reporting requirement has not been waived has occurred, (v) no defined benefit plan has been terminated without first receiving a determination letter from the IRS, nor has the PBGC instituted proceedings to terminate a defined benefit plan or to appoint a trustee or administrator of a defined benefit plan, and no circumstances exist that constitute grounds under Section 4042(a)(2) of ERISA entitling the PBGC to institute any such proceedings, and (vi) no pension plan is a “multiemployer plan” within the meaning of Section 3(37) of ERISA or a “multiple employer plan” within the meaning of 413(c) of the Code.

(c)   Neither National City nor any National City Subsidiary has incurred any liability to the PBGC with respect to any “single employer plan” within the meaning of Section 4001(a)(15) of ERISA currently or formerly maintained by any Person considered one employer with it under Section 4001 of ERISA or Section 414 of the Code, except for premiums all of which have been paid when due. Neither National City nor any National City Subsidiary has incurred any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA. To the Knowledge of National City, there is no basis for any Person to assert that National City or any National City Subsidiary has an obligation to institute any Employee Plan or any such other arrangement, agreement or plan.

(d)   With respect to any insurance policy that heretofore has or currently does provide funding for benefits under any National City Employee Plan, (i) as of the date hereof, there is no material liability on the part of National City or any National City Subsidiary in the nature of a retroactive or retrospective rate adjustment, loss sharing arrangement, or other actual or contingent liability, nor would there be any such liability if such insurance policy was terminated, and (ii) no insurance company issuing such policy is in receivership, conservatorship, liquidation or similar proceeding and, to the Knowledge of National City, no such proceeding with respect to any such insurer is imminent.

(e)    Neither the execution of this Agreement, nor the consummation of the transactions contemplated hereby will (i) constitute a stated triggering event under any National City Employee Plan that will result in any payment (whether of severance pay or otherwise) becoming due from National City or any National City Subsidiary to any present or former officer, employee, director, stockholder, consultant or dependent of any of the foregoing or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any present or former officer, employee, director, stockholder, consultant, or dependent of any of the foregoing.

(f)   Neither National City nor any National City Subsidiary has any obligations for retiree health and life benefits under any National City Employee Plan, program or contract. There are no restrictions on the rights of National City or any National City Subsidiary to amend or terminate any such National City Employee Plan without incurring any liability thereunder.

4.10   Material Contracts. Except as disclosed in the National City Reports or Section 6.5(g) of the Agreement, neither National City nor any National City Subsidiary is a party to, or is bound or affected by, or receives benefits under (a) any employment, severance, termination, consulting or retirement agreement (collectively, “Benefit Agreements”) that was required to be filed with the SEC pursuant to Item 402 of Regulation S-K of the Exchange Act, (b) any material agreement, indenture or other instrument relating to the borrowing of money by National City or any National City Subsidiary or the guarantee by National City or any National City Subsidiary of any such obligation (other than trade payables and instruments relating to borrowings or guaranties made in the ordinary course of business) or (c) any other contract or agreement or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by National City with the SEC as of the date thereof (each, a “National City Contract”). National City has delivered or made available to MAF a correct and complete copy of each National City Contract, together with all amendments and supplements thereto. Neither National City nor any National City Subsidiary is in default under any National City Contract, which default is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect, and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default.

4.11   [Reserved].

4.12   Litigation. Except as disclosed in the National City Reports, there is no Action pending, or, to the Knowledge of National City, threatened against or affecting National City or any National City Subsidiary that, if decided adversely to National City or any applicable National City Subsidiary, would be reasonably expected to result in a Material Adverse Effect, nor is there any Governmental Order outstanding against National City or any of National City Subsidiary having, or which would, to the Knowledge of National City, now or in the future have, or would reasonably be expected to have a Material Adverse Effect.

4.13   Compliance with Laws.

(a)   National City and each National City Subsidiary hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all respects with and are not in default in any respect under any, applicable Law, and implementing rules, regulations or publicly-issued statements of policy of any Governmental Authority relating to National City or any National City Subsidiary, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default is not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect.

(b)   Except as disclosed in the National City Reports, the businesses of National City and each National City Subsidiary are not being conducted in violation of any applicable Law or Governmental Order (including, without limitation, in the case of a National City Subsidiary that is a bank, all applicable Laws pertaining to the conduct of the banking business and the exercise of trust powers), except for violations that individually or in the aggregate do not, and, to the Knowledge of National City, will not, have a Material Adverse Effect. To the Knowledge of National City, any National City Subsidiary that is a bank is not in violation of those Laws applicable to depository institutions, and corresponding regulations and publicly-issued statements of policy of any Governmental Authority relating to the Community Reinvestment Act (“CRA”), privacy Laws, the Bank Secrecy Act, as amended (the “BSA”), or anti-money laundering statutes in a manner that would materially delay the receipt of approvals of Governmental Authorities required to consummate the transactions contemplated in this Agreement. Other than regulatory examinations conducted in the ordinary course, no investigation or review by any Governmental Authority with respect to National City or any National City Subsidiary is pending or, to the Knowledge of National City, threatened, nor has any Governmental Authority indicated an intention to conduct the same in each case other than those the outcome of which will not have nor reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)   Except as is not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect, National City and each National City Subsidiary have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents, applicable Laws and common law. None of National City, any National City Subsidiary, or any director, officer or employee of National City or of any National City Subsidiary, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account that is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account except as would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect.

4.14   Agreements with Regulators, Etc. Neither National City nor any National City Subsidiary is a party to any written agreement or memorandum of understanding with, or a party to any commitment letter with, board resolution or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or is subject to any other Governmental Order by, any Governmental Authority, which (i) restricts materially the conduct of its business, (ii) may materially delay the receipt of approvals of Governmental Authorities required to consummate the transactions contemplated by this Agreement, or (iii) in any manner relates to its capital adequacy, its credit or reserve policies or its management, nor has National City been advised by any Governmental Authority that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or other Governmental Order. Neither National City nor any National City Subsidiary is required by Section 32 of the Federal Deposit Insurance Act, as amended (“FDIA”) to give prior notice to a Federal banking agency of the proposed addition of any individual to its Board of Directors or the employment of an individual as a senior executive officer. To the Knowledge of National City, there is no reason why the regulatory approvals referred to in Section 4.6(c) above should not be obtained.

4.15   National City Ownership of MAF Common Stock. As of the date of this Agreement, neither National City nor any of its Affiliates (i) beneficially owns, directly or indirectly, or (ii) are parties to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, MAF Common Stock (other than DPC Shares or Trust Account Shares), which in the aggregate, represent five percent (5%) or more of the outstanding shares of MAF Common Stock.

4.16   Financial Advisors. Neither National City nor any National City Subsidiary has paid or will become obligated to pay any fee or commission to any broker, finder, intermediary or any other Person in connection with, or as a result of, the transactions contemplated by this Agreement.

4.17   National City Action. The Board of Directors of National City (at a meeting duly called, constituted and held) has by the requisite vote of all directors present (i) determined that the Merger is advisable and in the best interests of National City and its stockholders and (ii) approved this Agreement and the transactions contemplated hereby, including the Merger.

4.18   Environmental Matters. To the Knowledge of National City, (i) neither National City nor any National City Subsidiary is in material violation of or has any material liability, absolute or contingent, in connection with or under any Environmental Law, except any such violations or liabilities which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (ii) the condition of the Loan Portfolio Properties, Trust Properties and Other Properties of National City or a National City Subsidiary does not constitute a violation of or has not resulted in any liability, absolute or contingent to National City or any National City Subsidiary, under any Environmental Law, except any such violations or liabilities which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and (iii) there are no Actions pending or, to the Knowledge of National City, threatened relating to any Loan Portfolio Properties, Trust Properties and Other Properties, including, without limitation, any notices, demand letters or requests for information from any federal or state environmental agency relating to any such liability under or violation of Environmental Law, which would impose a liability upon National City or any National City Subsidiary pursuant to any Environmental Law, except such as would not, individually or in the aggregate have a Material Adverse Effect. This Section 4.18 contains the sole and exclusive representations and warranties of National City related to Environmental Laws and Hazardous Substances.

4.19   Labor Matters. (a) Neither National City nor any National City Subsidiary is engaged in, or has engaged in, any unfair labor practice; (b) there is no labor strike, dispute, slowdown or stoppage actually pending, threatened against or directly affecting National City or any National City Subsidiary; (c) no union is currently certified, and there is no union representation question and no union or other organizational activity that would be subject to the National Labor Relations Act (29 U.S.C. Section 151 et seq.) exists or is threatened; (d) no grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending and no claims therefore exist, or to the Knowledge of National City, are threatened; (e) no collective bargaining agreement exists that is binding on National City and/or any National City Subsidiary; (f) neither National City nor any National City Subsidiary has experienced any material work stoppage or other material labor difficulty; and (g) neither

National City nor any National City Subsidiary is delinquent in any material payments to any of its current or former officers, directors, employees or agents for any wages, salaries, commissions, bonuses, benefits or other compensation for any services performed by them or amounts required to be reimbursed to them.

4.20   Sarbanes-Oxley Act. National City is in compliance with the provisions, including Section 404, of the Sarbanes-Oxley Act, and the certifications provided pursuant to Sections 302 and 906 thereof were accurate as of the date such certifications were made and such future certifications to be provided pursuant to Sections 302 and 906 will be accurate as of the date such certifications are made.

4.21   Tax Treatment. As of the date hereof, to the Knowledge of National City, there is no reason why the Merger will fail to qualify as a reorganization under Section 368(a) of the Code.

4.22   Notice of Breach or Potential Breach. National City shall promptly notify MAF of any change, circumstance or event which would cause any of the representations or warranties made by National City pursuant to this Agreement to be untrue as of the date hereof or at the Closing Date or which prevents National City from complying with any of its obligations hereunder. There is no fact or development known to National City which would have or reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on National City’s or any National City Subsidiary’s continuing business, which has not been set forth in this Agreement or the National City Disclosure Letter.

4.23   Disclosure. No representation or warranty by National City in this Agreement after giving effect to the totality of the disclosures set forth in the National City Disclosure Letter, contains any untrue statement of a material fact or omits to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not materially misleading. Any claim by MAF of a breach of representation, warranty, covenant, agreement or obligation of National City hereunder will not be affected by any investigation conducted by MAF with respect to, or knowledge acquired (or capable of being acquired), with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant, agreement or obligation.

V.  REPRESENTATIONS AND WARRANTIES OF MAF

Except as disclosed in the MAF Disclosure Letter, MAF hereby represents and warrants to National City that:

5.1   Corporate Organization.

(a)   MAF. MAF is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and is duly qualified to do business as a foreign corporation in each jurisdiction in which its ownership or lease of property or the nature of the business conducted by it makes such qualification necessary, except for such jurisdictions in which the failure to be so qualified would not have or would reasonably be expected not to have, individually or in the aggregate, a Material Adverse Effect. MAF is registered as a unitary savings and loan holding company under HOLA. MAF has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. MAF has delivered or made available to National City true and complete copies of its certificate of incorporation and by-laws.

(b)   MAF Bank. MAF Bank is a federally-chartered stock savings bank organized with valid corporate existence under the Laws of the United States of America.

5.2   Authority. MAF has the requisite corporate power and authority to execute and deliver this Agreement and, except for the requisite approval of MAF’s stockholders set forth in Section 5.17 of this Agreement, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly approved by the Board of Directors of MAF and no other corporate proceedings on the part of MAF are necessary to authorize this Agreement or to consummate the transactions so contemplated by this Agreement, subject only to approval by the stockholders of MAF as provided in Section 5.17 below. This Agreement has been duly executed and delivered by, and (assuming the due authorization, execution and delivery of this Agreement by National City) constitutes the valid and binding obligation of MAF enforceable against MAF in accordance with its terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought.

5.3   Capitalization. The authorized capital stock of MAF consists of (a) 80,000,000 shares of MAF Common Stock, and (b) 5,000,000 shares of MAF preferred stock, par value $.01 per share (“MAF Preferred Stock”). As of the close of business on April 27, 2007, 32,933,888 shares of MAF Common Stock were validly issued and outstanding, fully paid and nonassessable, and there are no shares of MAF Preferred Stock issued or outstanding. As of the date of this Agreement, there were outstanding under MAF Option Plans options to purchase 3,046,838 shares of MAF Common Stock, which MAF Options had a weighted average exercise price of $33.88 and for which adequate shares of MAF Common Stock have been reserved for issuance under the MAF Option Plans. There are 120,620 RSUs outstanding on the date hereof. Section 5.3 of the MAF Disclosure Letter sets forth as of the close of business on the date of this Agreement, with respect to each MAF Option, a true, accurate complete list of (i) the name of each optionee for the MAF Option (each, an “Optionee”), (ii) the number of shares of MAF Common Stock the Optionee has the right to purchase under the MAF Option, (iii) the exercise price for the MAF Option and (iv) the date the MAF Option was granted to the Optionee. The exercise price per share of MAF Common Stock under the MAF Options was determined based on the market value of such shares of MAF Common Stock on the date such MAF Options were granted. No MAF Option (x) has a stated exercise price lower than the market value (as then defined in the respective MAF Option Plan under which the MAF Option was granted) on the grant date of the MAF Option, or (y) has a grant date “backdated.” Except as set forth in this Section 5.3, there are no shares of capital stock of (or any other type of equity interest in) MAF that are authorized, issued or outstanding, and there are no outstanding subscriptions, options, warrants, rights, convertible securities or any other agreements (including, without limitation, restricted stock award agreements) or commitments of any character relating to the issued or unissued capital stock or other securities of MAF obligating MAF to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of MAF or obligating MAF to grant, extend or enter into any subscription, option, warrant, right, convertible security or other similar agreement or commitment. There are no voting trusts or other agreements or understandings to which MAF or any MAF Subsidiary is a party with respect to the voting of the capital stock of MAF.

5.4   Subsidiaries. Section 5.4 of the MAF Disclosure Letter sets forth with respect to each Subsidiary of MAF (each, a “MAF Subsidiary”) the (i) name of the MAF Subsidiary, (ii) state of incorporation or organization of the MAF Subsidiary, (iii) the owners and their respective ownership interests in the MAF Subsidiary and (iv) the primary activities of the MAF Subsidiary and the primary activities the MAF Subsidiary is engaged in as of the date hereof. Each MAF Subsidiary is a savings bank, a corporation, a limited liability company or other business entity or association duly organized, validly existing and in good standing (or the local Law equivalent) under the Laws of its respective jurisdiction of incorporation or organization and is qualified to do business as a foreign corporation or foreign business entity or association in each jurisdiction in which its ownership or lease of property or the nature of the business conducted by it makes such qualification necessary, except for such jurisdictions in which the failure to be so qualified would not have nor reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. Each MAF Subsidiary has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its businesses as they are now being conducted. All outstanding shares of capital stock of each MAF Subsidiary are owned by MAF or a MAF Subsidiary and are validly issued, fully paid and nonassessable, are not subject to preemptive rights and are owned free and clear of all Liens. There are no outstanding subscriptions, options, warrants, rights, convertible securities or any other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of any MAF Subsidiary obligating any MAF Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold additional shares of its capital stock or obligating any MAF Subsidiary to grant, extend or enter into any subscription, option, warrant, right, convertible security or other similar agreement or commitment.

5.5   Information in Registration Statement and Proxy Statement. None of the information with respect to MAF or any MAF Subsidiary provided by MAF for inclusion in the Proxy Statement or the Registration Statement will, in the case of the Proxy Statement or any amendments or supplements thereto, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of the MAF Meeting, or, in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The information provided by MAF for inclusion in the Proxy Statement or the Registration Statement will comply as to form in all material respects with the provisions of the Exchange Act.

5.6   Consents and Approvals. Neither the execution and delivery of this Agreement by MAF nor the consummation by MAF of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of its certificate of incorporation or by-laws of MAF, (b) violate, conflict with, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of MAF or any MAF Subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which MAF or any MAF Subsidiary is a party or to which they or any of their respective properties or assets are subject, except for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of Liens, which will not have nor reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, or (c) require any consent, approval, authorization or permit of or from, or filing with or notification to, any Governmental Authority, except (i) pursuant to the Exchange Act and the Securities Act, (ii) filing the Delaware Certificate of Merger, (iii) filings required under the securities or blue sky Laws of the various states, (iv) filings with, and approval by, the FRB, (v) filings with, and approval by, the OTS, (vi) filings with, and approvals by, the State Entities, (vii) filings and approvals pursuant to any applicable state takeover Law, or (viii) consents, approvals, authorizations, permits, filings or notifications which, if not obtained or made will not have nor reasonably expected to have, individually or in the aggregate, have a Material Adverse Effect.

5.7   Reports and Financial Statements.

(a)   Since January 1, 2002, MAF and each MAF Subsidiary have timely filed all reports, registrations and statements, together with any amendments thereto, that they were required to file with the SEC under Sections 12(b), 12(g), 13(a) or 14(a) of the Exchange Act, including, but not limited to Forms 10-K, Forms 10-Q and proxy statements (the “MAF Reports”). MAF has delivered or made available to National City true and complete copies of each of MAF’s annual reports on Form 10-K for fiscal years 2002 through 2006. As of their respective dates, the MAF Reports complied with the requirements of the Exchange Act and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstance under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of MAF included in the MAF Reports (i) have been prepared in accordance with U.S. GAAP applied on a consistent basis (except as may be indicated therein or in the notes thereto), (ii) fairly present the financial position of MAF and MAF Subsidiaries taken as a whole as at the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended subject, in the case of the unaudited interim financial statements, to normal year end and audit adjustments and any other adjustments described therein, and (iii) MAF has prepared an impairment analysis of the Real Estate on the balance sheet of MAF Developments, Inc. relating to the Springbank Project as of March 31, 2007, consistent with U.S. GAAP. The results of the impairment analysis indicate that MAF’s investment in the Springbank Project will be fully recovered over the life of the project. Since January 1, 2002, neither MAF nor any MAF Subsidiary has incurred any liability, contingent or otherwise of a type required to be disclosed in accordance with U.S. GAAP as in effect as of the respective dates of such financial statements, except as disclosed in the MAF Reports.

(b)   MAF has delivered or made available to National City true and complete copies of an unaudited income statement of MAF for the period of January 1, 2007 until March 31, 2007 and an unaudited balance sheet of MAF as of March 31, 2007 (the “MAF Unaudited Interim Financial Information”). The MAF Unaudited Interim Financial Information

(i) has been accurately derived from the books and records of MAF, (ii) fairly presents, in all material respects, the financial condition and the results of operations of MAF and the MAF Subsidiaries taken as a whole as of the respective dates and for the periods indicated, and (iii) were prepared on a basis consistent with the accounting principles and practices that MAF used to prepare its periodic income and financial statements for its quarterly report on Form 10-Q for September 30, 2006, except for new accounting standards that were adopted subsequent to September 30, 2006 and prior to March 31, 2007. MAF’s reserve for possible loan losses as shown in the MAF Unaudited Interim Financial Information was adequate, within the meaning of U.S. GAAP and safe and sound banking practices.

5.8   Taxes. MAF has delivered or made available to National City true and correct copies of the Tax Returns filed by MAF and each MAF Subsidiary as listed in Section 5.8 of the MAF Disclosure Letter. MAF and each MAF Subsidiary have prepared in good faith and duly and timely filed, or caused to be duly and timely filed, all Tax Returns required to be filed by them on or before the date hereof, except to the extent that all such failures to file, taken together, would not have nor reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. MAF and each MAF Subsidiary have paid, or have made adequate provision or set up an adequate accrual or reserve, within the meaning of U.S. GAAP, for the payment of, all Taxes shown to be owing on all such Tax Returns, together with any interest, additions or penalties related to any such Taxes or to any open taxable year or period. Neither MAF nor any MAF Subsidiary has consented to extend the statute of limitations with respect to the assessment of any Tax. Neither MAF nor any MAF Subsidiary is a party to any Action, nor to the Knowledge of MAF, is any such Action threatened, by any Governmental Authority in connection with the determination, assessment or collection of any Taxes, and no deficiency notices or reports have been received by MAF or any MAF Subsidiary in respect of any material deficiencies for any Tax.

5.9   Employee Plans.

(a)   All employee benefit, welfare, bonus, deferred compensation, pension, profit sharing, stock option, employee stock ownership, consulting, severance, or fringe benefit plans, formal or informal, written or oral and all trust agreements related thereto, relating to any present or former directors, officers or employees of MAF or a MAF Subsidiary (collectively, the “MAF Employee Plans”) have been maintained, operated, and administered in compliance with their terms in all material respects and currently comply, and have at all relevant times complied, in all material respects with the applicable requirements of ERISA, the Code, and any other applicable Laws.

(b)   With respect to each MAF Employee Plan which is a pension plan (as defined in Section 3(2) of ERISA) (i) except for recent amendment(s) to the plans not materially affecting the qualified status of the plans (which are disclosed in, and copies of that are attached to, Section 5.9(b) of the MAF Disclosure Letter), each pension plan as amended (and any trust relating thereto) intended to be a qualified plan under Section 401(a) of the Code (such plans identified on said Section 5.9(b) of the MAF Disclosure Letter as the “MAF Qualified Plans”) either (A) has been determined by the IRS to be so qualified, (B) is the subject of a pending application for such determination that was timely filed, or (C) will be submitted for such a determination prior to the end of the “remedial amendment period” within the meaning of

Section 401(b) of the Code, (ii) there is no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, and no waiver of the minimum funding standards of such sections has been requested from the IRS, (iii) neither MAF nor any of MAF Subsidiary has provided, or is required to provide, security to any pension plan pursuant to Section 401(a)(29) of the Code, (iv) the fair market value of the assets of each defined benefit plan (as defined in Section 3(35) of ERISA) intended to be qualified under Section 401(a) of the Code exceeds the value of the “benefit liabilities” within the meaning of Section 4001(a)(16) of ERISA under such defined benefit plan as of the end of the most recent plan year thereof ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such defined benefit plan as of the date hereof, (v) no reportable event described in Section 4043 of ERISA for which the thirty (30) day reporting requirement has not been waived has occurred, (vi) no defined benefit plan intended to be qualified under Section 401(a) of the Code has been terminated without first receiving a determination letter from the IRS, nor has the PBGC instituted proceedings to terminate a defined benefit plan or to appoint a trustee or administrator of a defined benefit plan, and no circumstances exist that constitute grounds under Section 4042(a)(2) of ERISA entitling the PBGC to institute any such proceedings, and (vii) no pension plan is a “multiemployer plan” within the meaning of Section 3(37) of ERISA or a “multiple employer plan” within the meaning of 413(c) of the Code.

(c)   Neither MAF nor any MAF Subsidiary has incurred any liability to the PBGC with respect to any “single employer plan” within the meaning of Section 4001(a)(15) of ERISA currently or formerly maintained by any Person considered one employer with it under Section 4001 of ERISA or Section 414 of the Code, except for premiums all of which have been paid when due. Neither MAF nor any MAF Subsidiary has incurred any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA. To the Knowledge of MAF, there is no basis for any Person to assert that MAF or any MAF Subsidiary has an obligation to institute any MAF Employee Plan or any such other arrangement, agreement or plan.

(d)   With respect to any insurance policy that heretofore has or currently does provide funding for benefits under any MAF Employee Plan, (i)  as of the date hereof, there is no material liability on the part of MAF or any MAF Subsidiary in the nature of a retroactive or retrospective rate adjustment, loss sharing arrangement, or other actual or contingent liability, nor would there be any such liability if such insurance policy was terminated, and (ii) no insurance company issuing such policy is in receivership, conservatorship, liquidation or similar proceeding and, to the Knowledge of MAF, no such proceeding with respect to any such insurer is imminent.

(e)    Neither the execution of this Agreement, nor the consummation of the transactions contemplated hereby will (i) constitute a stated triggering event under any MAF Employee Plan that will result in any payment (whether of severance pay or otherwise) becoming due from MAF or any MAF Subsidiary to any present or former officer, employee, director, stockholder, consultant or dependent of any of the foregoing or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any present or former officer, employee, director, stockholder, consultant, or dependent of any of the foregoing. Neither MAF nor any MAF Subsidiary has any obligations for retiree health and life benefits under any MAF Employee Plan, program or contract. To the Knowledge of MAF, there are no restrictions on the rights of MAF or MAF Subsidiaries to amend or terminate any such MAF Employee Plan without incurring any liability thereunder.

(f)   Section 5.9(f)(i) of the MAF Disclosure Letter identifies each MAF Employee Plan that is non-qualified, including those deferred compensation plans identified as the “MAF Deferred Compensation Plans” (collectively, the “MAF Non-Qualified Plans”), and Section 5.9(f)(ii) of the MAF Disclosure Letter identifies each MAF Non-Qualified Plan that has a trust for the benefit of the participants of the MAF Non-Qualified Plan. MAF and each applicable MAF Subsidiary have accrued expenses, on a basis consistent with U.S. GAAP, for the value of all of the required distributions due and owing or expected to become due and owing under any MAF Non-Qualified Plans as of the end of the most recent fiscal quarter and any trust maintained by MAF for the benefit of the participants in a MAF Non-Qualified Plan has adequate balances to pay any and all “benefit liabilities” due.

(g)   Neither the execution of this Agreement nor the undertaking or consummation of any transaction contemplated by this Agreement shall (i) constitute a partial termination of the MAF Bank Employee Stock Ownership Plan (the “ESOP”) or otherwise require or compel the termination of the ESOP or (ii) prevent or impose limitations on or otherwise restrict National City’s ability to assume, continue, maintain, administer, terminate or take any other action with respect to any MAF Employee Benefit Plan, including, but not limited to, the ESOP. There are no outstanding loan obligations under the ESOP.

5.10   Material Contracts. Except as disclosed in the MAF Reports, or the agreements referenced in Section 6.5(g) of this Agreement, neither MAF nor any MAF Subsidiary is a party to, or is bound or affected by, or receives benefits under (a) any Benefit Agreements providing for aggregate payments to any Person in any calendar year in excess of $100,000, (b) any material agreement, indenture or other instrument relating to the borrowing of money by MAF or any MAF Subsidiary or the guarantee by MAF or any MAF Subsidiary of any such obligation (other than trade payables and instruments relating to transactions entered into in the ordinary course of business), (c) any other contract or agreement or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by MAF with the SEC as of the date of this Agreement, or (d) any contract, agreement, plan, policy or understanding that by its terms is affected (including, but not limited to accelerated vesting or payment, setting of benefits, change in payment, or establishing benefits or payments) as a result of a change in control (each, an “MAF Contract”). MAF has delivered or made available to National City a correct and complete copy of each MAF Contract, together with all amendments and supplements thereto. Neither MAF nor any MAF Subsidiary is in default under any MAF Contract, which default is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect, and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default.

5.11   [Reserved].

5.12   Litigation. Except as disclosed in MAF Reports, there is no Action pending, or, to the Knowledge of MAF, threatened against or affecting MAF or any MAF Subsidiary which, if decided adversely to MAF or an applicable MAF Subsidiary, would be reasonably expected to have a Material Adverse Effect, nor is there any Governmental Order, outstanding against MAF or any MAF Subsidiary having, or which would, to the Knowledge of MAF, now or in the future have a Material Adverse Effect.

5.13  Compliance with Laws and Orders.

(a)   MAF and each MAF Subsidiary hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all respects with and are not in default in any respect under any, applicable Law, and implementing rules, regulations or publicly-issued statements of policy of any Governmental Authority relating to MAF or a MAF Subsidiary, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default is not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect.

(b)   Except as disclosed in MAF Reports, the businesses of MAF and each MAF Subsidiary are not being conducted in violation of any applicable Law or Governmental Order (including, without limitation, in the case of a MAF Subsidiary that is a thrift, all applicable Laws pertaining to the conduct of the banking business and the exercise of trust powers), except for violations which individually or in the aggregate do not have, and to the Knowledge of MAF, will not have, individually or in the aggregate, a Material Adverse Effect. To the Knowledge of Seller, any MAF Subsidiary that is a bank or thrift is not in violation of those Laws applicable to depository institutions, and corresponding regulations and publicly-issued statements of policy of any Governmental Authority relating to CRA, privacy Laws, the BSA or anti-money laundering statutes in a manner that would materially delay the receipt of approvals of Governmental Authorities required to consummate the transactions contemplated in this Agreement. Other than regulatory examinations conducted in the ordinary course, no investigation or review by any Governmental Authority with respect to MAF or any MAF Subsidiary is pending or, to the Knowledge of MAF, threatened, nor has any Governmental Authority indicated an intention to conduct the same in each case other than those the outcome of which will not have nor reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)    Except as is not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect, MAF and each MAF Subsidiary have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents, applicable Law and common law. None of MAF, any MAF Subsidiary, or any director, officer or employee of MAF or of any MAF Subsidiary, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account that is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account except as would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect.

5.14   Agreements with Regulators, Etc. Neither MAF nor any MAF Subsidiary is a party to any written agreement or memorandum of understanding with, or a party to any commitment letter with, board resolution or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or is subject to any other Governmental Order by, any Governmental Authority, which (i) restricts materially the conduct of its business, (ii) may materially delay the receipt of approvals of Governmental Authorities required to consummate the transactions contemplated in this Agreement or (iii) in any manner relates to its capital adequacy, its credit or reserve policies or its management, nor has MAF been advised by any Governmental Authority that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or other Governmental Order. Neither MAF nor any MAF Subsidiary is required by Section 32 of the FDIA to give prior notice to a federal banking agency of the proposed addition of any individual to its Board of Directors or the employment of an individual as a senior or executive officer. To the Knowledge of MAF, there is no reason why the regulatory approvals referred to in Section 5.6(c) above should not be obtained.

5.15   Financial Advisors. Except for fees paid and payable to Keefe Bruyette & Woods, Inc. (“KBW”), neither MAF nor any MAF Subsidiary has paid or will become obligated to pay any fee (including any break-up or termination fee) or commission to any broker, finder, intermediary or any other Person in connection with, or as a result of, the transactions contemplated by this Agreement. Attached as Schedule 5.15 to the MAF Disclosure Letter is a true, accurate and complete copy of the engagement letter between MAF and KBW for any fees paid and payable by MAF to KBW, in connection with, or as a result of, the transactions contemplated by this Agreement. As of the date of this Agreement, MAF has received an opinion of KBW, issued to the Board of Directors of MAF, to the effect that, as of the date of the opinion, the Merger Consideration is fair from a financial point of view to holders of MAF Common Stock.

5.16   MAF Action. The Board of Directors of MAF (at a meeting duly called, constituted and held) has by the requisite vote of all directors present (a) determined that the Merger is advisable and in the best interests of MAF and its stockholders, (b) approved this Agreement and the transactions contemplated hereby, including the Merger, and (c) has directed that the Merger be submitted for consideration by the MAF’s stockholders at the MAF Meeting. The Board of Directors of MAF has approved the transactions contemplated by this Agreement and taken all steps necessary to exempt (i) the execution of this Agreement, (ii) the Merger and (iii) the transactions contemplated hereby, from any provision of the DGLC that purports to limit or restrict business combinations or the ability to acquire shares or to vote shares and any other applicable business combination or anti-takeover provisions of MAF’s certificate of incorporation and by-laws.

5.17   Vote Required. The affirmative votes of a majority of the outstanding shares of MAF Common Stock entitled to vote thereon are the only votes of the holders of any class or series of MAF capital stock necessary to approve this Agreement and the transactions contemplated by this Agreement.

5.18   Material Interests of Certain Persons. Except as disclosed in the MAF Reports, no officer or director of MAF, or any Associate of any such officer or director, has any material interest in any contract or property (real or personal), tangible or intangible, used in or pertaining to the business of MAF or any MAF Subsidiary that is required to be disclosed under the requirements of the Exchange Act.

5.19   Environmental Matters. To the Knowledge of MAF, (i) neither MAF nor any MAF Subsidiary is in material violation of or has any material liability, absolute or contingent, in connection with or under any Environmental Law, except any such violations or liabilities which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (ii) the condition of the Real Estate, Loan Portfolio Properties, Trust Properties and Other Properties of MAF or any MAF Subsidiary does not constitute a violation of or has not resulted in any liability, absolute or contingent to MAF or any MAF Subsidiary, under any Environmental Law, except any such violations or liabilities which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; and (iii) there are no Actions pending or, to the Knowledge of MAF, threatened relating to any Loan Portfolio Properties, Trust Properties and Other Properties, including, without limitation, any notices, demand letters or requests for information from any federal or state environmental agency relating to any such liability under or violation of Environmental Law, which would impose a material liability upon MAF or any MAF Subsidiary pursuant to any Environmental Law, except any such violations or liabilities which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. This Section 5.19 contains the sole and exclusive representations and warranties of MAF related to Environmental Laws and Hazardous Substances.

5.20   Labor Matters. (a) MAF or the MAF Subsidiaries are not engaged in, and have not engaged in, any unfair labor practice; (b) there is no labor strike, dispute, slowdown or stoppage actually pending, or to the Knowledge of MAF threatened, against or directly affecting MAF or the MAF Subsidiaries; (c) no union is currently certified, and there is no union representation question and no union or other organizational activity that would be subject to the National Labor Relations Act (29 U.S.C. Section 151 et seq.) exists or is threatened; (d) no grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending and no claims therefore exist or, to the Knowledge of MAF, are threatened; (e) no collective bargaining agreement exists which is binding on MAF and/or any MAF Subsidiary; (f) neither MAF nor any MAF Subsidiary has experienced any material work stoppage or other material labor difficulty; and (g) neither MAF nor any MAF Subsidiary is delinquent in any material payments to any of its current or former officers, directors, employees or agents for any wages, salaries, commissions, bonuses, benefits or other compensation for any services performed by them or amounts required to be reimbursed to them.

5.21   Minute Books. The minute books of MAF and each MAF Subsidiary contain and will contain at Closing with respect to meetings and actions occurring after the date hereof accurate records of all material corporate actions of their respective stockholder(s) and Boards of Directors (including committees of the Board of Directors or managers), and the signatures contained therein are true signatures of the Persons whose signatures they represent.

5.22   Loans. All of the loans, leases, installment sales contracts and other credit transactions on the books of MAF and the MAF Subsidiaries are valid and properly documented and were made in the ordinary course of business, and the security therefor, if any, is valid and properly perfected, except where such failure is not reasonably likely to have, either individually or in the aggregate a Material Adverse Effect. Neither the terms of such loans, leases, installment sales contracts and other credit transactions, nor any of the documentation evidencing such transactions, nor the manner in which such loans, leases, installment sales contracts and other credit transactions have been administered and serviced, nor MAF’s procedures and practices of approving or rejecting applications for such transactions, violates any Law applicable thereto, including, without limitation, the Truth-In-Lending Act, as amended, Regulations O and Z of the Federal Reserve Board, CRA, the Equal Credit Opportunity Act, as amended, and state Laws relating to consumer protection, installment sales and usury, except where such failure is not reasonably likely to have, either individually or in the aggregate a Material Adverse Effect.

5.23   Transactions. Except as disclosed in the MAF Reports, neither MAF, nor any MAF Subsidiary, has at any time in the last five (5) years, entered into any material contract, agreement or other understanding involving the purchase or sale of any Affiliate, any branch or a significant amount of its assets outside the ordinary course of business and is not currently engaged in any discussions with any third party regarding any such transaction. None of MAF or any MAF Subsidiary is by contract, agreement (oral or written), or Governmental Order, subject to any restrictions concerning (i) any of its businesses, (ii) businesses it may engage in, (iii) the conduct of its business, (iv) customers it may solicit or accept business from or (v) Persons it may solicit for employment or hire.

5.24   State Takeover Statutes. MAF is exempt from and the Merger shall not be subject to any state takeover Law.

5.25   Real Property.

 (a)   Section 5.25(a) of the MAF Disclosure Letter identifies (i) each parcel of real property and any improvements on a Leased Premises owned by MAF or a MAF Subsidiary (each an “Owned Real Property”) and (ii) each real property premises leased by MAF or a MAF Subsidiary, including any ground lease (each a “Leased Premises” and together with Owned Real Properties, the “Real Estate”), and lists the corresponding lease for each Leased Premises to which MAF or the applicable MAF Subsidiary is a party (collectively, the “Lease Agreements”).

(b)   MAF or the MAF Subsidiary, as applicable, has good and marketable, indefeasible, fee simple title to each Owned Real Property, free and clear of any and all encumbrances other than Permitted Real Property Encumbrances. MAF and each MAF Subsidiary, if applicable, have valid leasehold interests in and are in possession of the Leased Premises, and in each case, such leasehold interests are free and clear of all Liens, other than Permitted Real Property Encumbrances.

(c)   To the Knowledge of MAF, the building, structures and improvements located on, fixtures contained in, and appurtenances attached to, each Real Estate conform and are in compliance with all applicable Laws, including the Americans With Disabilities Act. MAF has not received any notice from a lessor, any Governmental Authority or any other Person requiring any work or repairs to Real Estate that the tenant has not completed in compliance with such notice. To the Knowledge of MAF, in their present state of repair all structural and mechanical components of the facilities serving the Real Estate (including the roof, all heating, ventilation, plumbing and electrical systems used in the operation thereof) are adequate for MAF’s or the applicable MAF Subsidiary’s purposes.

(d)   Neither MAF nor any MAF Subsidiary has entered into any sublease, license or assignment of a Leased Premises and, other than MAF or an applicable MAF Subsidiary under the applicable Lease Agreement, there are no Persons physically occupying any portion of a Leased Premises.

(e)    No brokerage fees, commissions or any similar payments are owed or payable by MAF or any MAF Subsidiary to any third party in connection with the existence or execution of a Lease Agreement, or in connection with any renewal, expansion or extension of any Lease Agreement.

(f)    MAF has delivered or made available to National City a correct and complete copy of each Lease Agreement, together with all amendments and supplements thereto. Neither MAF nor any MAF Subsidiary is in default under any Lease Agreement, which default is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect, and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default.

5.26   Intellectual Property.

(a)   Section 5.26(a) of the MAF Disclosure Letter sets forth a true and complete list of each item of (i) Intellectual Property owned by MAF or any MAF Subsidiary in its business that is registered with, or subject to application for registration with, any Governmental Authority or Internet domain name registrar, indicating for each such item the owner, the registration or application number and the applicable filing jurisdiction, and (ii) Intellectual Property for which MAF or any MAF Subsidiary has a license to use that is otherwise material to the business of MAF or any MAF Subsidiary, except for licenses to “off-the-shelf” software that is generally commercially available. To the Knowledge of MAF, all such registrations with and applications to Governmental Authorities with respect to the Intellectual Property owned by MAF or any MAF Subsidiary are valid and in full force and effect. The Intellectual Property owned by MAF or any MAF Subsidiary is owned free and clear of all Liens. The Intellectual Property owned or used by MAF or any MAF Subsidiary will not be limited or otherwise adversely affected by virtue of the consummation of the transactions contemplated by this Agreement.

(b)   None of the Intellectual Property owned or used by MAF or any MAF Subsidiary, to the Knowledge of MAF, is subject to any outstanding Governmental Order or agreement adversely affecting MAF’s or any MAF Subsidiary’s use thereof or rights thereto. There is no Action pending, asserted or, to the Knowledge of MAF, threatened against MAF or any MAF Subsidiary concerning the ownership, validity, registerability, enforceability, infringement or use of, any Intellectual Property or the licensed right to use any Intellectual Property owned or used by MAF or any MAF Subsidiary.

(c)    To the Knowledge of MAF, none of the Intellectual Property owned or used by MAF or any MAF Subsidiary, nor the conduct of the businesses of MAF or any MAF

Subsidiary infringes upon or misappropriates the rights of any third party, and neither MAF nor any MAF Subsidiary has received any claim, any cease and desist or equivalent letter or any other written notice of any allegation that any of the Intellectual Property owned or used by MAF or any MAF Subsidiary infringes upon, misappropriates or otherwise violates the Intellectual Property of any third party. Neither MAF nor any MAF Subsidiary has received any written opinions of counsel (outside or inside) relating to infringement, invalidity or unenforceability of any Intellectual Property owned or used by MAF or any MAF Subsidiary. To the Knowledge of MAF, no third party is infringing or misappropriating any Intellectual Property right owned or used by MAF or any MAF Subsidiary.

(d)   MAF and each MAF Subsidiary, as applicable, have taken commercially reasonable steps to protect and preserve the secrecy and confidentiality of the trade secrets and source code included in the Intellectual Property listed in Section 5.26(a) of the MAF Disclosure Letter.

5.27   Insurance. MAF and each MAF Subsidiary are insured with reputable insurers against such risks and in such amounts as its management reasonably has determined to be prudent in accordance with industry practices. All of the insurance policies, binders, or bonds maintained by MAF or each MAF Subsidiary are in full force and effect and MAF and each MAF Subsidiary are not in material default thereunder.

5.28   Interest Rate Risk Management Arrangements. Neither MAF nor any MAF Subsidiary is a party to any, nor is any property bound by, any interest rate swaps, caps, floors and option agreements used to manage interest rate risk or other interest rate risk management arrangements.

5.29   Sarbanes-Oxley Act. MAF is in compliance with the provisions, including Section 404, of the Sarbanes-Oxley Act, and the certifications provided pursuant to Sections 302 and 906 thereof were accurate as of the date such certifications were made and such future certifications to be provided pursuant to Sections 302 and 906 will be accurate as of the date such certifications are made.

5.30   Tax Treatment. As of the date hereof, to the Knowledge of MAF, there is no reason why the Merger will fail to qualify as a reorganization under Section 368(a) of the Code.

5.31   Notice of Breach or Potential Breach. MAF shall promptly notify National City of any change, circumstance or event which would cause any of the representations or warranties made by MAF pursuant to this Agreement to be untrue as of the date hereof or at the Closing Date or which prevents MAF from complying with any of its obligations hereunder. There is no fact or development known to MAF which would have or would reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on MAF’s or any MAF Subsidiary’s continuing business, which has not been set forth in this Agreement or the MAF Disclosure Letter.

5.32   Disclosure. No representation or warranty by MAF in this Agreement after giving effect to the totality of the disclosures set forth in the MAF Disclosure Letter, contains any untrue statement of a material fact or omits to state a material fact required to be stated

herein or therein or necessary to make any statement herein or therein not materially misleading. Any claim by National City for a breach of representation, warranty, covenant, agreement or obligation of MAF hereunder will not be affected by any investigation conducted by National City with respect to, or knowledge acquired (or capable of being acquired), with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant, agreement or obligation.

VI.  COVENANTS

6.1   Acquisition Proposals. MAF and each MAF Subsidiary shall not, directly or indirectly, and shall instruct and otherwise use its best efforts to cause their respective officers, directors, employees, agents or advisors or other representatives or consultants not to, directly or indirectly, (i) other than purchases or sales of loans or securities in the ordinary course of its business consistent with past practice, solicit or initiate any proposals or offers from any Person relating to any acquisition or purchase of all or a material amount of the assets of, or any securities of MAF or any MAF Subsidiaries (including any tender offer or exchange offer), or any proposal for merger, consolidation or business combination recapitalization, liquidation, dissolution or similar transaction involving MAF or a MAF Subsidiary (such transactions are referred to herein as “Acquisition Transactions”) or (ii) except to the extent that the Board of Directors of MAF determines in good faith, after consultation with outside legal counsel in the exercise of its fiduciary duties in accordance with applicable Law, to participate in any discussions or negotiation regarding, or furnish to any other Person any information with respect to, an Acquisition Transaction; provided, however, that nothing contained in this Section 6.1 shall restrict or prohibit any disclosure by MAF that is required in any document to be filed with the SEC after the date of this Agreement or any disclosure that, the Board of Directors of MAF determines in good faith, after consultation with outside legal counsel, is otherwise required under applicable Law. MAF will, and cause each MAF Subsidiary to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. MAF will notify National City immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with MAF or any MAF Subsidiary.

6.2   Interim Operations of MAF. During the period from the date of this Agreement to the Effective Time, except as specifically contemplated by this Agreement, as set forth in Section 6.2 of the MAF Disclosure Letter or as otherwise approved expressly in writing by National City, which such approval shall not be unreasonably withheld:

(a)   Conduct of Business. MAF shall, and shall cause each MAF Subsidiary to, conduct their respective businesses only in the ordinary course of business consistent with past practice. MAF shall use reasonable efforts to preserve intact the business organization of MAF and each MAF Subsidiary, to keep available the services of its and their present key officers and employees and to preserve the goodwill of those having business relationships with MAF or any MAF Subsidiary. Other than in the ordinary course of business consistent with past practice, MAF shall not (i) incur any indebtedness for borrowed money (it being understood and agreed that incurrence of indebtedness in the ordinary course of business shall include, without limitation, the creation of deposit liabilities, purchases of federal funds, sales of certificates of deposit, entering into short term borrowings with the Federal Home Loan Bank and entering into repurchase agreements), (ii) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, or (iii) make any loan or advance. MAF shall not, and shall not permit any of the MAF Subsidiaries to, adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or dissolution, restructuring, recapitalization or reorganization.

(b)   Certificate and By-Laws. MAF shall not and shall not permit any MAF Subsidiary to make any change or amendment to their respective certificate of incorporation or by-laws.

(c)    Capital Stock. MAF shall not, and shall not permit any MAF Subsidiary to, issue or sell any shares of capital stock or any other securities of any of them (other than pursuant to any exercise of the MAF Options or vesting of the RSUs) or issue any securities convertible into or exchangeable for, or options, warrants to purchase, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or enter into any contract, understanding or arrangement with respect to the issuance of, any shares of capital stock or any other securities of any of them or enter into any arrangement or contract with respect to the purchase or voting of shares of their capital stock, or adjust, split, combine or reclassify any of their capital stock or other securities or make any other changes in their capital structures. Neither MAF nor any MAF Subsidiary shall grant any additional stock options. Neither MAF nor any MAF Subsidiary shall grant any awards under any MAF Employee Plan, including, without limitation, stock options, restricted stock, stock units or stock.

(d)   Dividends. MAF shall not, and shall not permit any MAF Subsidiary to, declare, set aside, pay or make any dividend or other distribution or payment (whether in cash, stock or property) with respect to, or purchase or redeem, any shares of the capital stock of any of them other than (i) regular quarterly cash dividends in an amount not to exceed $0.27 per share on MAF Common Stock, payable on or about the regular historical payment dates, (ii) dividends paid by any wholly-owned MAF Subsidiary to MAF or another wholly-owned MAF Subsidiary with respect to its capital stock between the date hereof and the Effective Time and, with respect to MAF Bank, so long as any payment of such amounts by MAF Bank do not, after giving effect to any such payment, cause MAF Bank to not be “well-capitalized”, as defined by the Federal Deposit Insurance Corporation, (iii) regular quarterly cash distributions paid on the preferred stock of MAF Capital Trust I and MAF Capital Trust II, and (iv) annual dividends paid on common and preferred membership interests of MAF Realty, L.L.C. - IV. Notwithstanding the foregoing, it is agreed by the Parties that they shall cooperate to assure that, for any quarter, there shall not be a duplication of nor omission of the payment of dividends to stockholders of MAF. For purposes of the preceding sentence, the dividend for any quarter shall mean the dividend for which the record date occurs in such quarter.

(e)   Employee Plans, Compensation, Etc. Except as otherwise provided in this Agreement, MAF shall not, and shall not permit any MAF Subsidiary to, adopt or amend (except as required by Law (including as required to maintain qualification under Section 401(a) of the Code or to avoid noncompliance with Section 409A of the Code) or other contractual obligations existing on the date hereof) any bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or other employee benefit agreements, trusts, plans, funds or other arrangements for the benefit or welfare of any director, officer or employee, or (except for the bonus plans and the normal merit increases in the ordinary course of business consistent with past practice not to exceed the limits set forth in Section 6.5(g) of the MAF Disclosure Letter) increase the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any existing plan, agreement or arrangement (including, without limitation, the granting of stock options, stock appreciation rights or RSUs) or take any action or grant any benefit not required under the terms of any existing agreements, trusts, plans, funds or other such arrangements or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

(f)   Certain Policies. MAF shall modify and change its loan, litigation, real estate valuation, asset, liquidity and investment portfolio policies and practices (including loan classifications and level of reserves) as requested by National City in writing immediately prior to the Closing Date so as to be consistent with those of National City and U.S. GAAP; provided that MAF and its Subsidiaries shall not be required to take any such action that is not permitted under U.S. GAAP, the Code, regulatory guidance, or applicable Law, whichever is applicable. MAF’s representations, warranties or covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any such modifications or changes, nor shall any change in the Merger Consideration be effected as a consequence of any such modifications or changes.

(g)   Other Operations. During the period from the date of this Agreement to the Effective Time, MAF shall not take any action that could (i) materially delay or adversely affect the ability of National City to obtain any approvals of Governmental Authorities required to permit consummation of the Merger or (ii) materially adversely affect its ability to perform its obligations under this Agreement or to consummate the transaction contemplated hereby.

(h)   Delivery of Monthly Financial Information. MAF shall promptly after the end of each month (and in no event later than twenty-five (25) days after the end of each month) deliver to the officers of National City identified in Section 6.2(h) of the National City Disclosure Letter copies of the unaudited consolidated balance sheets and statements of income of MAF which have been provided to MAF’s Board of Directors, as of and for such month then ended (the “Monthly Financial Information”). The Monthly Financial Information shall be prepared consistent with past practice. The Monthly Financial Information shall be accompanied by a certificate signed by an authorized officer of MAF, as applicable, that states that (i) with respect to Monthly Financial Information for the last month of a fiscal quarter, the Monthly Financial Information complies with the representations and warranties set forth in Section 5.7 with respect to the MAF Unaudited Interim Financial Information, and (ii) with respect to Monthly Financial Information for the first two months of a fiscal quarter, the Monthly Information was prepared consistent with the standards set forth on Schedule 6.2(h) of National City’s Disclosure Letter.

(i)    Interest Rate Risk Management Arrangements. Other than entering into mortgage instruments and other agreements with customers and other than in the ordinary course of business consistent with past practice as set forth in Section 5.28 of the MAF Disclosure Letter, neither MAF nor any MAF Subsidiary will become a party to any, nor will any of their property become bound by, any interest rate swaps, caps, floors and option agreements used to manage interest rate risk or other interest rate risk management arrangements.

(j)   Additional Agreements. Notwithstanding anything to the contrary in this Agreement, MAF and National City shall take all actions necessary to enact the items set forth in Section 6.2(j) of the National City Disclosure Letter.

6.3   Interim Operations of National City. During the period from the date of this Agreement to the Effective Time, without the prior written consent of MAF, National City shall not take any action that would (a) materially delay or adversely affect the ability of National City to obtain any approvals of Governmental Authorities required to permit consummation of the Merger or (b) materially adversely affect its ability to perform its obligations under this Agreement or to consummate the transaction contemplated hereby.

6.4   Control of Other Party’s Business. Nothing contained in this Agreement shall give National City, directly or indirectly, the right to control or direct the operations of MAF or shall give MAF, directly or indirectly, the right to control or direct the operations of National City prior to the Effective Time. Prior to the Effective Time, each of MAF and National City shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.5   Employee Matters.

(a)   MAF Employee Plans. National City shall honor, maintain and perform on and after the Effective Time, without deduction, counterclaims, interruptions or deferment (other than withholding under applicable Law and such deductions, counterclaims, interruptions or deferments as may be permitted under the MAF Employee Plans), all of MAF’s and MAF Subsidiaries’ vested obligations under MAF Employee Plans; provided, further, that this provision shall not be construed as precluding the merger of a MAF Employee Plan into a National City Employee Plan or the termination of such MAF Employee Plan; and provided, further, that National City shall have the right to delay the payment, or limit the form of payment, of any amount under any MAF Employee Plan and the right to amend any MAF Employee Plan to delay the payment, or limit the form of payment, of any amount under any MAF Employee Plan to the extent National City, in good faith, determines that such delay or limitation is necessary to avoid adverse tax consequences under Section 409A of the Code and the regulations promulgated thereunder, and National City shall not exercise any discretion or take any action to cause any such adverse tax consequences.

(b)   Employment of Continuing Employees. National City acknowledges that each individual who is an employee of MAF or any MAF Subsidiary immediately prior to the Effective Time (a “Continuing Employee”) shall continue to be an employee of the SURVIVING CORPORATION or a MAF Subsidiary after the Effective Time. After the conversion of the Continuing Employees to National City’s welfare plans as contemplated by Section 6.5(d) below, each Continuing Employee, while employed by National City or a National City Subsidiary, shall continue to receive base pay and the benefits under the Eligible Plans that in the aggregate are no less favorable than the benefits under the Eligible Plans enjoyed generally by National City employees working in similar business lines.

(c)   [Reserved].

(d)   Participation in National City Employee Plans. No later than January 1 of the second year following the year of the Effective Time, National City and the applicable National City Subsidiary shall cause the Continuing Employees, while employed by National City or the applicable National City Subsidiary, to be eligible to participate in the plans listed in Section 6.5(d) of the National City Disclosure Letter (the “Eligible Plans”) in which similarly situated National City employees participate. In the event that applicable Law or the terms of National City Employee Plans do not permit immediate eligibility for the Continuing Employees for any such National City Employee Plans, then the Continuing Employees shall be eligible to participate in such National City Employee Plans as of the earliest eligibility date. National City or the applicable National City Subsidiary shall accomplish the migration of the Continuing Employees to the Eligible Plans as set forth in Section 6.5(d) of the MAF Disclosure Letter.

(e)   Credit for Service. For purposes of all Eligible Plans covering Continuing Employees or any of their dependents or beneficiaries, National City shall credit or shall cause the Surviving Corporation to credit the Continuing Employees with all service with MAF or any MAF Subsidiaries for purposes of eligibility and vesting (including eligibility to receive matching contributions under National City’s 401(k) plan) as if such service, and compensation, had been performed for National City, but not for purposes of eligibility, vesting or benefits under the National City Non-Contributory Retirement Plan or eligibility for premium subsidies under National City’s retiree welfare benefit plan. Notwithstanding anything herein to the contrary, years of service with MAF or any MAF Subsidiary shall be counted for benefit accrual purposes under National City’s vacation pay plan and any severance plan of National City to which a Continuing Employee may become subject.

(f)    Severance Upon Termination of Continuing Employee. If a Continuing Employee is terminated without cause at or after the Effective Time by National City or any National City Subsidiary, such Continuing Employee shall be entitled to the severance benefits that would be paid from time to time under the severance benefit plan or program of MAF attached as Section 6.5(f) to the MAF Disclosure Letter.

(g)   Additional Agreements. Notwithstanding anything to the contrary in this Agreement, MAF and National City shall take all actions necessary to enact the items set forth on Section 6.5(g) of the MAF Disclosure Letter.

6.6   Access and Information. Upon reasonable notice, National City and MAF shall, and shall cause its respective Subsidiaries to, afford to the other party hereto and its representatives (including, without limitation, directors, officers and employees of such investigating party and its Affiliates, and counsel, accountants and other professionals retained) such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors, subject to their consent), properties, personnel and to such other information (in whatever form maintained, whether documentary, digital or otherwise) including, but not limited to, MAF’s general ledger and the consolidating balance sheets and income statements of MAF Subsidiaries, as such investigating party may reasonably request; provided, however, that a Party shall not be required to provide access to any such information if the providing of such access

(i) would be reasonably likely, in the advice of counsel, to result in the loss or impairment of any privilege generally recognized under Law with respect to such information or (ii) would be precluded by any Law or Governmental Order. Any claim by a Party for a breach of representation, warranty, covenant, agreement or obligation of such Party hereunder shall not be affected by any investigation conducted by such Party with respect to, or knowledge acquired (or capable of being acquired), with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant, agreement or obligation. All information contemplated hereby shall be subject to the terms and conditions of the Confidentiality Agreements.

6.7   Certain Filings, Consents and Arrangements. National City and MAF shall (a) as soon as reasonably practicable, but in no event later than forty-five (45) days from the date of this Agreement, make any required filings and applications required to be filed with Governmental Authorities between the date of this Agreement and the Effective Time, (b) cooperate with one another (i) in promptly determining whether any other filings are required to be made or consents, approvals, permits or authorizations are required to be obtained under any other relevant Law and (ii) in promptly making any such filings (including giving the other Party a reasonable opportunity to review and comment on the non-confidential portion of any applications), furnishing information required in connection therewith and seeking timely to obtain any such consents, approvals, permits or authorizations and (c) deliver to the other Parties copies of the publicly available portions of all such reports promptly after they are filed. In addition, MAF shall obtain any other consents, terminations, approvals, permits or authorizations as may be required from any third party to effect the Merger including, without limitation, the consents or terminations, as indicated, to those agreements identified in Section 6.7 of the National City Disclosure Letter.

6.8   State Takeover Statutes. MAF shall take all necessary steps to (a) exempt MAF and the Merger from the requirements of any state takeover Law by action of the Board of Directors of MAF or otherwise and (b) upon the request of National City, assist in any challenge by National City to the applicability to the Merger of any state takeover Law.

6.9   Indemnification.

(a)   From and after the Effective Time, in the event of any threatened or actual Action, whether civil, criminal or administrative, including, without limitation, any such Action in which any Person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of MAF or any MAF Subsidiary (the “D&O Indemnitees”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of MAF, any of the MAF Subsidiaries or any of their respective predecessors; or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, National City shall assume and honor any obligation MAF had immediately prior to the Effective Time with respect to the indemnification of each such D&O Indemnitee against any Indemnifiable Losses to the fullest extent permitted by Law in connection with any such threatened or actual Action, and in the event of any such threatened or actual Action (whether asserted or arising before or after the Effective Time). National City’s obligations under this Section 6.9(a) shall continue in full force and effect for a period of six (6) years from the Effective Time; provided, however, that all rights to indemnification in respect of any Claim asserted or made within such period shall continue until the final disposition of such Claim.

(b)   National City agrees that all rights to indemnification and all limitations on liability existing in favor of the directors, officers and employees of MAF and the MAF Subsidiaries, and their respective heirs and assigns (the “Covered Parties”) as provided in their respective articles or certificates of incorporation or code of regulations or by-laws as in effect as of the date hereof with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect, without any amendment thereto.

(c)    National City, from and after the Effective Time, shall cause the Persons who served as directors or officers of MAF and the MAF Subsidiaries on or before the Effective Time to be covered by MAF’s existing directors’ and officers’ liability insurance policy or an equivalent “tail” directors and officers liability insurance policy for a period of not less than six (6) years from the Effective Time (provided, that National City may substitute therefore policies providing or maintain policies that provide substantially similar coverage and amounts containing terms and conditions which are not materially less favorable than such policy) (the “Insurance Policies”); provided, however, that after the first year of coverage under the Insurance Policies, National City shall not be obligated to make annual premium payments (or the annualized equivalent in premium payments for whatever period may be covered) pursuant to this Section 6.9(c) for the Insurance Policies to the extent such premiums exceed 150% of the annual premiums paid as of the date hereof by MAF for its current premiums for such insurance (the “Insurance Expense Cap”), and National City shall use its reasonable best efforts to obtain the Insurance Policies commencing on the Effective Time and, within the Insurance Expense Cap, keep such Insurance Policies in effect until the sixth anniversary of the Effective Time. If National City is unable to obtain such Insurance Policy with the coverage required hereby within the Insurance Expense Cap, then National City shall use the full amount of the Insurance Expense Cap to obtain one or more alternate insurance policies with as much coverage as is commercially obtainable.

(d)   If National City or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of National City assume the obligations set forth in this Section 6.9.

(e)    The provisions of this Section 6.9 are intended to be for the benefit of, and shall be enforceable by, as the case may be, each D&O Indemnitee of MAF and each MAF Subsidiary and their respective heirs, representatives and assigns. National City agrees to pay all reasonable costs and expenses (including fees and expenses of counsel) that may be incurred by any such Person or his or her personal representatives in successfully enforcing the obligations of National City under this Section 6.9. The provisions of this Section 6.9 shall survive the Closing for an indefinite period of time and are in addition to any other rights to which a D&O Indemnitee may be entitled.

6.10    Additional Agreements.

(a)   Subject to the terms and conditions herein provided, each Party agrees to use its reasonable best efforts to take promptly, or cause to be taken promptly, all actions and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable Laws to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including using its reasonable best efforts to obtain all necessary actions or non-actions, extensions, waivers, consents and approvals from all applicable Governmental Authorities or Persons, effecting all necessary registrations, applications and filings and obtaining any required contractual consents and regulatory approvals, except MAF shall use its reasonable best efforts to take or obtain all necessary actions or non-actions, extensions, waivers, consents and approvals from all applicable Governmental Authorities or Persons for the contracts identified on Section 6.10(a) of the National City Disclosure Letter, and National City shall cooperate in good faith to assist MAF in obtaining all such actions or non-actions, extensions, waivers, consents and approvals.

(b)   Subject to Section 6.17 below, each Party covenants, for itself and its Affiliates, not to take intentionally any action that would, or reasonably might be expected to, result in any of its representations and warranties set forth in this Agreement being or becoming untrue, subject to such exceptions as do not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on National City or MAF, or on the Surviving Corporation following the Effective Time, or in any of the conditions to the Merger not being satisfied or in a violation of any provision of this Agreement, or (unless such action is required by applicable Law) which would adversely affect the ability of the Parties to obtain any approval required for the consummation of the Merger without imposition of conditions or restrictions.

6.11   Publicity. The initial press release announcing this Agreement shall be a joint press release and thereafter MAF and National City shall consult with each other in issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any Governmental Authority or with any national securities exchange with respect thereto.

6.12   Registration Statement. National City agrees to promptly prepare and file the Registration Statement with the SEC (including the Proxy Statement constituting a part thereof). MAF agrees to cooperate with National City in the preparation of the Registration Statement and Proxy Statement; and provided that MAF has so cooperated National City agrees to file the Registration Statement in preliminary form with the SEC as promptly as reasonably practicable and shall use reasonable best efforts to cause such filing to occur within thirty (30) days after execution of this Agreement. Each Party agrees to use reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof and to maintain the effectiveness of such Registration Statement. National City shall also take any action required to be taken under state blue sky or securities Laws in connection with the issuance of the National City Common Stock pursuant to the Merger, and MAF shall promptly furnish National City all information concerning MAF and the holders of its capital stock and shall take any action as National City may reasonably request in connection with any such action.

6.13   Proxy Statement. As soon as practicable after the date hereof, MAF shall prepare and provide to National City the Proxy Statement for inclusion with the Registration Statement and otherwise cooperate with National City in the preparation of the Proxy Statement and Registration Statement, use its reasonable best efforts to assist National City to cause the Registration Statement to be declared effective, and promptly thereafter mail the Proxy Statement to all holders of shares of MAF Common Stock entitled to vote at the MAF Meeting.

6.14   Stockholders’ Meeting. MAF shall take all action necessary, in accordance with applicable Law and its certificate of incorporation and by-laws, to convene a special meeting of the holders of MAF Common Stock (such meeting and any adjournments thereof, the “MAF Meeting”) as promptly as practicable for the purpose of considering and taking action upon this Agreement. Unless the Board of Directors of MAF shall have determined in good faith, after consultation with counsel, that making such a recommendation would cause the Board of Directors of MAF to violate its fiduciary duty under applicable Law, the Board of Directors of MAF shall recommend that the holders of MAF Common Stock vote in favor of and approve the Merger and adopt this Agreement at the MAF Meeting.

6.15   Stock Exchange Listings. National City shall assure that the National City Common Stock to be issued pursuant to the Merger is properly listed on the New York Stock Exchange.

6.16   Tax Returns. MAF shall promptly make available to National City, upon request by National City, true and correct copies of the federal, state and local income Tax Returns filed by MAF and any of MAF Subsidiaries for each of the fiscal years that remains open, as of the date hereof, for examination or assessment of Tax.

6.17   Adverse Action. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, neither Party shall, without the written consent of the other Party (which consent will not be unreasonably withheld, conditioned or delayed) knowingly take any action that would, or would be reasonably likely to result in (a) any of its representations and warranties set forth in this Agreement being or becoming untrue, (b) any of the conditions to the Merger set forth in Article VIII below not being satisfied or (c) a material violation of any provision of this Agreement except, in each case, as may be required by applicable Law.

6.18   Notice of Breach or Potential Breach.

(a)   MAF or National City, as the case may be, shall promptly notify in writing the other Party of any change, circumstance or event which would cause any of the representations or warranties made by such notifying Party pursuant to this Agreement to not be true and correct in all material respects as of the date hereof or at the Closing Date, or any of its obligations set forth in this Agreement required to be performed at or prior to the Closing Date not to be performed in all material respects at or prior to the Closing Date, including without limitation, any event, condition, change or occurrence which individually, or in the aggregate with any other events, conditions or changes that have occurred after the date hereof, so far as reasonably can be foreseen at the time of the occurrence, or thereafter, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on National City or MAF, as

the case may be. Such written notification shall contain an accurate and reasonably detailed description of (i) the material breach, include supporting documentation regarding the facts and circumstances surrounding such material breach and describe the impact (or expected impact) of such breach on the disclosing Party and its business operations and (ii) procedures and timeline to cure such breach (a “Material Breach Notice”). After receipt of any Material Breach Notice, the receiving Party may, within five (5) Business Days thereof, reasonably request the notifying Party to furnish additional information surrounding the description of the material breach, the impact (or the expected impact) of such breach, or the cure procedures and timeline raised in the Material Breach Notice (an “Information Request”). After receipt of an Information Request, the disclosing Party shall use its reasonable best efforts to promptly deliver such additional information to the receiving Party.

(b)   After receipt of any Material Breach Notice, the receiving Party may, within ten (10) Business Days thereof (the “Notification Period”), (i) notify the disclosing Party of its intent to waive such material breach, (ii) request that the disclosing Party seek to cure such material breach as set forth in the Material Breach Notice, or (iii) terminate this Agreement pursuant to Sections 9.1(e) or (f) below as appropriate, if the receiving Party reasonably determines that the material breach cannot be cured within the time frames specified in the Material Breach Notice or as contemplated by Section 6.18(c) below; provided, however, if the receiving Party makes an Information Request, the Notification Period shall be extended to the tenth Business Day following the day the receiving Party receives the last of the information requested in the Information Request.

(c)    If the receiving Party requests that the disclosing Party seek to cure the material breach described in the Material Breach Notice, the disclosing Party shall then use its reasonable best efforts to cure such breach as set forth in the Material Breach Notice within thirty (30) days from the date of the receiving Party’s request. If at the end of such thirty (30)-day cure period the material breach has not been cured as set forth in the Material Breach Notice, but the disclosing Party is engaged in an ongoing and meaningful efforts to cure such breach as contemplated by the Material Breach Notice, the cure period shall extend for an additional thirty (30)-day period, unless the receiving Party reasonably determines that the material breach cannot be cured during such extended period as set forth in the Material Breach Notice, in which case, the receiving Party may terminate this Agreement pursuant to Sections 9.1(e) or (f) below as appropriate. The notifying Party shall notify the receiving Party when the material breach described in the Material Breach Notice is cured.

(d)   In the event the receiving Party fails to respond to the disclosing Party’s Material Breach Notice within the Notification Period, the receiving Party shall be deemed to have waived its right of termination described in the Material Breach Notice; provided, however, that any particular breach that is deemed to have been waived by the receiving Party may thereafter be considered by the receiving Party in determining the aggregate contribution of all events, conditions, changes and occurrences described by the disclosing Party pursuant to this Section 6.18 toward the occurrence of a material breach by the disclosing Party.

6.19   Section 16. National City and MAF agree that, in order to most effectively compensate and retain MAF Insiders in connection with the Merger, both prior to and after the Effective Time, it is desirable that MAF Insiders not be subject to a risk of liability under

Section 16(b) of the Exchange Act to the fullest extent permitted by applicable Law in connection with the conversion of shares of MAF Common Stock and MAF Options to acquire shares of MAF Common Stock into shares of National City Common Stock and options to acquire shares of National City Common Stock in the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 6.19. “MAF Insiders” shall mean those officers and directors of MAF who are subject to the reporting requirements of Section 16(a) of the Exchange Act. MAF shall, reasonably promptly following the date hereof, provide to National City a list of (a) the MAF Insiders, (b) the number of shares of National City Common Stock expected to be received pursuant to the Merger, as appropriate, by each MAF Insider at the Effective Time on account of shares of MAF Common Stock, MAF Options, RSUs or DSUs thereon, reasonably expected to be held by such MAF Insider immediately prior to the Effective Time and (c) a description of the material terms of such unexercised options and such RSUs and DSUs. Prior to the Effective Time, (x) the Board of Directors of MAF shall take such actions consistent with the SEC’s interpretive guidance to approve the disposition of shares of MAF Common Stock and MAF Options, RSUs and DSUs, by each MAF Insider for purposes of Rule 16b-3(e) such that the deemed “sale” of such shares of MAF Common Stock and MAF Options, RSUs and DSUs, by such Persons pursuant to the Merger shall be exempt from liability pursuant to Section 16(b) of the Exchange Act, and (y) the Board of Directors of National City shall take such action consistent with the SEC’s interpretive guidance to approve the acquisition of shares of National City Common Stock by each director and officer of National City for purposes of Rule 16b-3(d) under the Exchange Act such that the deemed “purchase” of such shares of National City Common Stock, by such Persons pursuant to the Merger shall be exempt from liability pursuant to Section 16(b) of the Exchange Act.

6.20   Tax-Free Reorganization Treatment. Neither National City nor MAF shall intentionally take or cause to be taken any action, whether before or after the Effective Time, which would disqualify the Merger as a “reorganization” within the meaning of Section 368(a) of the Code.

6.21   Title Examination. MAF shall use its reasonable best efforts to cause, at its sole cost and expense, a title company, mutually acceptable to National City and MAF, to deliver title examinations for each Owned Real Property, as soon as practicable, but in no event later than July 31, 2007.

VII.  CLOSING MATTERS

7.1   The Closing. Subject to satisfaction or waiver of all conditions precedent set forth in Article VIII below, the closing (the “Closing”) shall occur at such location mutually agreeable to the Parties and on a date (the “Closing Date”) which is within seven (7) Business Days after the later of:

(a)   the first date on which the Merger may be consummated in accordance with the approvals of any Governmental Authorities; and
(b)   the date the Merger shall have been approved and adopted by the requisite vote of the holders of shares of MAF Common Stock;

or such other date to which the Parties agree in writing. If all conditions are determined to be satisfied in all material respects (or are duly waived) at the Closing, the Closing shall be consummated by the making of all necessary filings required by all Governmental Authorities.

7.2   Documents and Certificates. National City and MAF shall use their respective reasonable best efforts, on or prior to the Closing, to execute and deliver all such instruments, documents or certificates as may be necessary or advisable, on the advice of counsel, for the consummation at the Closing of the transactions contemplated by this Agreement to occur as soon as practicable.

VIII.  CONDITIONS

8.1   Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each Party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

(a)   The Merger shall have been approved and adopted by the requisite vote of the holders of shares of MAF Common Stock.

(b)   The shares of National City Common Stock issuable in the Merger shall have been authorized for listing on the New York Stock Exchange.

(c)   All authorizations, consents, orders or approvals of, and all expirations of waiting periods imposed by, any Governmental Authority which are necessary for the consummation of the Merger (other than immaterial consents, the failure to obtain of which would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect to, National City and National City Subsidiaries taken as a whole or MAF and MAF Subsidiaries taken as a whole) (collectively, “Consents”), shall have been obtained or shall have occurred and shall be in full force and effect at the Effective Time; provided, however, that no Consent shall be deemed to have been received if it shall include any conditions or requirements which would so materially or adversely impact the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable in the reasonable opinion of National City the consummation of the Merger.

(d)   The Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and remain in effect and no proceedings for such purpose shall be pending or threatened by the SEC; provided, however, that prior to April 30, 2008, the fact that a stop order has been issued and remains in effect shall not be the sole basis for termination of this Agreement by a Party pursuant to Sections 8.1(d) or 8.1(e) of this Agreement so long as the other Party is taking, or cooperating in taking, all commercially reasonable actions to obtain the lifting of such stop order.

(e)   No temporary restraining order, preliminary or permanent injunction or other Governmental Order by any Governmental Authority that prevents the consummation of the Merger shall have been issued and remain in effect; provided, however, that prior to the earlier of (i) April 30, 2008, or (ii) the time at which such injunction or Governmental Order becomes final and non-appealable, the entry of any such injunction or Governmental Order shall not be the sole basis for termination of this Agreement by a Party pursuant to Sections 8.1(d) or 8.1(e) of this Agreement so long as the other Party is taking, or cooperating in taking, all commercially reasonable actions to cause such injunction or Governmental Order to be appealed, vacated, lifted or otherwise modified to permit the Merger to become effective.

(f)   Vedder, Price, Kaufman & Kammholz, P.C., counsel to MAF shall have delivered to MAF and National City its opinion, dated the day of the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth or referenced in such opinion that are consistent with the state of facts existing at the Effective Time, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that, accordingly: (A) no gain or loss will be recognized by National City or MAF as a result of the Merger (except for amounts resulting from any required change in accounting methods, any income and deferred gain recognized pursuant to U.S. Treasury Regulations issued under Section 1502 of the Code, or other exceptions as set forth in such opinion), (B) no gain or loss will be recognized by the stockholders of MAF who exchange their shares of MAF Common Stock solely for shares of National City Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in National City Common Stock), (C) the aggregate tax basis of the shares of National City Common Stock received by a MAF stockholder in the Merger (including any fractional shares of National City Common Stock deemed received and redeemed) will be the same as the aggregate tax basis of the shares of MAF Common Stock surrendered by such MAF stockholder in exchange therefor, and (D) the holding period of the shares of National City Common Stock received in the Merger will include the period during which the shares of MAF Common Stock surrendered in exchange therefore were held, provided such shares of MAF Common Stock were held as capital assets at the Effective Time. In rendering such opinion, counsel may require and rely upon such representations as it deems appropriate and which shall be contained in certificates of officers of MAF, National City and others.

8.2   Conditions to Obligation of MAF to Effect the Merger. The obligation of MAF to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Closing Date of the additional following conditions:

(a)   National City shall have performed in all material respects its covenants contained in this Agreement required to be performed at or prior to the Closing Date.

(b)   The representations and warranties of National City contained in this Agreement shall be true and correct in all material respects when made and the representations and warranties set forth in Article IV above shall be true and correct in all material respects as of the Closing Date as if made at and as of such time, in each case except as otherwise expressly contemplated or permitted by this Agreement and except for representations and warranties relating to a time or times other than the Closing Date which were or will be true and correct at such time or times.

(c)   National City shall have furnished MAF a certificate dated the Closing Date, signed by the Chief Executive Officer and Chief Financial Officer of National City that, to the Knowledge of National City, the conditions set forth in Sections 8.2(a) and 8.2(b) above have been satisfied.

8.3   Conditions to Obligation of National City to Effect the Merger. The obligation of National City to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Closing Date of the additional following conditions:

(a)   MAF shall have performed in all material respects its covenants contained in this Agreement required to be performed at or prior to the Closing Date.

(b)   The representations and warranties of MAF contained in this Agreement shall be true and correct in all material respects when made and the representations and warranties set forth in Article V above shall be true and correct in all material respects as of the Closing Date as if made at and as of such time, in each case except as otherwise expressly contemplated or permitted by this Agreement and except for representations and warranties relating to a time or times other than the Closing Date which were or will be true and correct at such time or times.

(c)   MAF shall have furnished National City a certificate dated the Closing Date signed by the Chief Executive Officer and Chief Financial Officer of MAF that, to the Knowledge of MAF, the conditions set forth in Sections 8.3(a) and 8.3(b) above have been satisfied.

IX.  TERMINATION

9.1   Termination. This Agreement may be terminated at any time prior to the Effective Time by a Party or the Parties upon written notice, notwithstanding any approval or adoption of this Agreement by the stockholders of MAF, as follows:

(a)   by mutual written consent of the Board of Directors of National City and the Board of Directors of MAF;

(b)   by National City or MAF, if the Merger shall not have been consummated on or before April 30, 2008 (the “Outside Termination Date”), and such terminating Party is neither (i) in material breach hereof nor (ii) the notifying Party of a material breach pursuant to the procedures set forth in Section 6.18, unless the termination is more than ten (10) Business Days after the receiving Party has received the notifying Party’s notice of having cured the material breach that was described in the Material Breach Notice pursuant to Section 6.18(c); provided, however, the Outside Termination Date shall be extended as necessary to permit the Parties to exercise their respective rights and perform their respective obligations within the time periods set forth in Section 6.18 above;

(c)   by National City or MAF, if the holders of MAF Common Stock do not adopt this Agreement at the MAF Meeting by the requisite vote;

(d)   by National City or MAF, if any of the conditions specified in Sections 8.1(b), (c), (d), (e) or (f) have not been met or waived by MAF and National City at such time as such condition can no longer be satisfied;

(e)   by MAF, provided MAF is not then in material breach of this Agreement, (i) if any condition specified in Sections 8.2(b) or (c) above has not been met or waived by MAF at such time as such condition is no longer capable of being satisfied or (ii) if the condition specified in Section 8.2(a) has not been met or waived by MAF, except in each case, for any such breach which has been disclosed pursuant to Section 6.18 and waived by the non-disclosing Party pursuant to Section 6.18 or cured by the disclosing Party within the time frame specified in Section 6.18;

(f)   by National City, provided National City is not then in material breach of this Agreement, (i) if any condition specified in Sections 8.3(b) or (c) above has not been met or waived by National City at such time as such condition is no longer capable of being satisfied or (ii) if the condition specified in Section 8.3(a) has not been met or waived by National City, except in each case, for any such breach which has been disclosed pursuant to Section 6.18 and waived by the non-disclosing Party pursuant to Section 6.18 or cured by the disclosing Party within the time frame specified in Section 6.18;

(g)   by National City, provided National City is not then in material breach of this Agreement, if the MAF Meeting shall not have been called prior to September 30, 2007; provided, however, the period shall be extended to December 31, 2007 in the event the SEC does not clear the Proxy Statement and so long as MAF is taking, or cooperating in taking, all commercially reasonable actions to obtain clearance;

(h)   by National City or MAF, if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any final and non-appealable injunction, Governmental Order or ruling that has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger;

(i)    by National City, if the Board of Directors of MAF does not publicly recommend in the Proxy Statement that MAF’s stockholders approve and adopt this Agreement;

(j)    by National City, if after recommending that the stockholders of MAF approve and adopt this Agreement, the Board of Directors of MAF shall have withdrawn, modified or amended such recommendation in any manner adverse to National City;

(k)    by National City or MAF, if the Board of Directors of MAF shall have recommended to the stockholders of MAF an Acquisition Transaction with a third party or shall have resolved to do so or shall have entered into any agreement for the consummation of an Acquisition Transaction with a third party pursuant to the terms of Section 6.1 (it being understood that MAF may terminate this Agreement in order to concurrently enter into such agreement with a third party);

(l)    by National City, if a tender offer or exchange offer that if consummated would result in any Person beneficially owning 25% or more of any class of equity securities of MAF is commenced, and the Board of Directors of MAF fails to recommend against acceptance of such tender offer or exchange offer by its stockholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders); it being understood that the fact that MAF or any of the other Persons described in Section 6.1 has taken any of the actions set forth in Section 6.1 in compliance with the terms of Section 6.1, together with a statement that the Board of Directors of MAF continues to recommend the Merger and this Agreement, shall not be considered to be a withdrawal, adverse modification or adverse amendment in any material respect of such approval or recommendation of this Agreement;

(m)   by National City, if MAF shall have suffered a Material Adverse Effect, or events or circumstances have occurred which could reasonably be expected to have, a Material Adverse Effect on MAF, and National City is not the cause of the Material Adverse Effect; provided, however, MAF shall have the right to cure such breach within thirty (30) days from the date of the Material Adverse Effect, and provided, further, if at the end of such thirty (30)-day period the material breach has not been cured, but MAF is engaged in ongoing and meaningful efforts to cure such breach, the cure period shall be extended for an additional thirty (30)-day period, unless National City reasonably determines that the Material Adverse Effect cannot be cured during such extended period, in which case, National City may terminate this Agreement;

(n)    by MAF, if National City shall have suffered a Material Adverse Effect, or events or circumstances have occurred which could reasonably be expected to have, a Material Adverse Effect on National City, and MAF is not the cause of the Material Adverse Effect; provided, however, National City shall have the right to cure such breach within thirty (30) days from the date of the Material Adverse Effect, and provided, further, if at the end of such thirty (30)-day period the material breach has not been cured, but National City is engaged in ongoing and meaningful efforts to cure such breach, the cure period shall be extended for an additional thirty (30)-day period, unless MAF reasonably determines that the Material Adverse Effect cannot be cured during such extended period, in which case, MAF may terminate this Agreement; or

(o)    by National City in the event that the conditions triggering the Fill-Up Provision occur; provided that if National City elects to exercise its termination right under this Section 9.1(o), it shall give notice to MAF within two (2) Business Days after the expiration of the Twenty Day Period and MAF shall, for a period of three (3) Business Days after its receipt of such notice, have the option to elect to have the Exchange Ratio calculated in accordance with the Fixed Ratio Provision. If within such three (3) Business Day period, MAF delivers written notice to National City that it intends to adjust the Exchange Ratio, as contemplated by the preceding sentence, then no termination shall occur pursuant to this Section 9.1(o) and this Agreement shall remain in full force and effect in accordance with its terms (except that the Merger Consideration shall have been so modified).

9.2   Effect of Termination.

(a)   In the event of termination of this Agreement by any Party as provided in Section 9.1 above, this Agreement shall forthwith become void and there shall be no liability on the part of either Party, except (i) as set forth in this Section 9.2, Section 9.3, Section 10.3, and the last sentence of Section 6.6, which shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Party shall be relieved or released from any liabilities or damages arising out of its willful or intentional breach of any provision of this Agreement.

(b)   In recognition of the efforts, expenses and other opportunities foregone by National City while structuring and pursuing the Merger, the Parties hereto agree that MAF shall

(i) pay to National City a termination fee of $57.6 million in the manner set forth below, if this Agreement is terminated:

      (A)    (1) pursuant to Sections 9.1(f) or (g) above and National City is not in material breach of this Agreement and if within eighteen (18) months following the effective date of termination, MAF or any MAF Subsidiary enters into any agreement, contract, letter of intent or understanding with a third Person relating to any direct or indirect acquisition or purchase by such Person of MAF, any MAF Subsidiary or any business line of MAF or any equity securities of MAF or of any MAF Subsidiary, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 15% or more of any class of equity securities of MAF or any MAF Subsidiary, any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving MAF or any MAF Subsidiary, or (2) pursuant to Sections 9.1(d) (solely with respect to Section 8.1 (e)) or (h) as a result of any third Person or its Affiliate having initiated or instigated any such proceedings and if such third Person announces its intent to engage in a bona fide Acquisition Transaction as determined by the Board of Directors of MAF in good faith, after consultation with outside legal counsel and financial consultants, and if within eighteen (18) months following the effective date of termination, MAF or any MAF Subsidiary enters into any agreement, contract, letter of intent or understanding with such third Person relating to any direct or indirect acquisition or purchase by such Person of MAF, any MAF Subsidiary or any business line of MAF or any equity securities of MAF or of any MAF Subsidiary, any tender offer or exchange offer that if consummated would result in such Person beneficially owning 15% or more of any class of equity securities of MAF or any MAF Subsidiary, any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving MAF or any MAF Subsidiary; or

(B)    pursuant to Section 9.1(i), (j), (k), or (l).

Any amount that becomes payable pursuant to this Section 9.2(b) shall be promptly paid by wire transfer of immediately available funds to an account designated by National City within two (2) Business Days after such amount is owed to National City hereunder.

9.3   Relief for Willful Breach; Specific Performance.

(a)   Notwithstanding anything to the contrary herein, in the event of a willful material breach hereof by a Party, then the non-breaching Party shall be entitled to such additional remedies and relief against the breaching Party as are available at law or in equity (with all remedies hereunder and thereunder being cumulative).

(b)   The Parties agree that, in the event of any breach or threatened breach (whether or not willful or material) by a Party of any covenant, obligation or other term or provision set forth in this Agreement for the benefit of any other Party, such other Party shall be entitled to (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other term or provision and (ii) an injunction restraining such breach or threatened breach.

X.  MISCELLANEOUS

10.1   Waiver and Amendment. Subject to applicable provisions of the DGCL, any provision of this Agreement may be waived at any time by the Party which is, or whose stockholders are, entitled to the benefits thereof, and this Agreement may be amended or supplemented at any time, provided that no amendment will be made after any stockholder approval of the Merger which reduces or changes the form of the Merger Consideration without further stockholder approval. No such waiver, amendment or supplement will be effective unless in a writing that makes express reference to this Section 10.1 and is signed by the Party or Parties sought to be bound thereby.

10.2   Entire Agreement. Other than the agreements, contracts and any other understandings specifically referred to herein, this Agreement contains the entire agreement among National City and MAF with respect to the Merger and the other transactions contemplated hereby, and supersedes all prior agreements among the Parties with respect to such matters.

10.3   Applicable Law; Consent to Jurisdiction. This Agreement will be governed by and construed in accordance with the substantive Laws of the State of Delaware. Each Party consents to personal jurisdiction in any Action brought in any federal or state court within the City of Cleveland, Ohio, having subject matter jurisdiction in the matter for purposes of any Action arising out of this Agreement.

10.4   Notices. All notices, consents, requests, demands and other communications hereunder will be in writing and will be deemed to have been duly given or delivered if delivered personally, telexed with receipt acknowledged, mailed by registered or certified mail return receipt requested, sent by facsimile with confirmation of receipt, or delivered by a recognized commercial courier addressed as follows:

If to MAF to:

MAF Bancorp, Inc.
55th& Holmes Avenue
Clarendon Hills, Illinois 60514
Attn: Allen H. Koranda
Fax: (630) 325-0407

With copies to:

MAF Bancorp, Inc.
55th& Holmes Avenue
Clarendon Hills, Illinois 60514
Attn: Jennifer R. Evans
Fax: (630) 325-0407

Vedder, Price, Kaufman & Kammholz, P.C.
222 N. LaSalle Street
Chicago, Illinois 60601
Attn: Thomas P. Desmond
   James W. Morrissey
Fax: (312) 609-5005

If to National City to:

National City Corporation
1900 East Ninth Street
Cleveland, Ohio 44114
Attn.: Chairman of the Board
Fax: (216) 222-2336

With a copy to:

National City Corporation
Law Department
1900 East Ninth Street
Attn.: General Counsel
Fax: (216) 222-2336

or to such other address as any Party may have furnished to the other Party in writing in accordance with this Section 10.4.

10.5   Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original but all of which together will constitute but one agreement.

10.6   Parties in Interest; Assignment. Except for Section 3.2 above (which is intended to be for the benefit of the holders of MAF Options, RSUs and DSUs to the extent contemplated thereby and their beneficiaries, and may be enforced by such Persons) and Sections 6.5 and 6.9 hereof (which are intended to be for the benefit of directors, officers or employees to the extent contemplated thereby and their beneficiaries, and may be enforced by such Persons), this Agreement is not intended to nor will it confer upon any other Person (other than the Parties or the D&O Indemnitees) any rights or remedies. Except as herein expressly provided, without the prior written consent of the other Party, neither Party shall assign any rights or delegate any obligations under this Agreement. Any such purported assignment or delegation made without prior consent of the other Party shall be null and void. This Agreement shall be binding upon and enforceable against each Party’s successors, permitted assigns, heirs, beneficiaries and legal representatives.

10.7   Expenses. Each Party will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

10.8   Enforcement of this Agreement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof.

10.9   Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon any such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are consummated to the extent possible.

10.10   Update and Supplement to Disclosure Letters. MAF and National City shall be permitted to update and supplement their respective Disclosure Letters so as to disclose other information or exceptions to one or more representations or warranties contained in Article IV hereof in the case of National City and Article V hereof in the case of MAF which are a result of events which occur, or knowledge first obtained, after the date hereof; provided, however, that, (a) no exceptions or other information set forth on any such updated or supplemented Disclosure Letter shall be deemed to cure any representation or warranty which was not true and correct as of the date hereof, and (b) the exceptions and other information set forth on any such updated or supplemented Disclosure Letter shall not be taken into consideration in determining, for purposes of this Agreement, whether the conditions set forth in Section 8.2 in the case of MAF, and Section 8.3 hereof in the case of National City shall have been satisfied, except to the extent a Party has waived or is deemed to have waived any breach of Section 8.2 or 8.3 as applicable pursuant to Section 6.18, and (c) this Section 10.10 shall not relieve any Party of its obligations under any covenant set forth herein, except to the extent a Party has waived or is deemed to have waived any covenant under this Agreement pursuant to Section 6.18.

10.11  Legal Fees. In the event a lawsuit is filed by any Party to enforce any provision hereof, the prevailing Party, as determined by the court, shall be entitled to an award from the non-prevailing Party of the prevailing Party’s reasonable attorney’s fees and costs through all levels of litigation.

[Remainder of this page left intentionally blank]

Agreement and Plan of Merger Signature Page

IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to execute this Agreement as of the date first above written.

MAF BANCORP, INC.

By:	/s/Allen H. Koranda
Allen H. Koranda, Chairman of the Board and Chief Executive Officer

NATIONAL CITY CORPORATION

By:	/s/David A. Daberko
David A. Daberko, Chairman of the Board and Chief Executive Officer